Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205678

PROSPECTUS SUPPLEMENT

(To prospectus dated August 18, 2015)

Republic of Peru

€1,000,000,000 3.750% Euro-Denominated

Global Bonds Due 2030

The bonds will bear interest at the rate of 3.750% per year, accruing from March 1, 2016. Interest on the bonds is payable on March 1 of each year, beginning on March 1, 2017. The maturity of the bonds will be March 1, 2030. The bonds are not redeemable prior to maturity.

The bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The bonds will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated obligations relating to external indebtedness of Peru, as described in “Description of the Securities — Debt Securities — Defined Terms” in the accompanying prospectus.

The bonds will contain provisions regarding acceleration and future modifications to their terms, including “collective action clauses”. Under these provisions, which differ from the terms of Peru’s external indebtedness issued prior to August 6, 2015 and which are described in the section entitled “Description of the Bonds—Collective Action Clauses,” “Description of the Bonds—Meetings, Amendments and Waivers—Collective Action” in this prospectus supplement and the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity,” “Description of the Securities—Debt Securities—Collective Action Clauses” and “Description of the Securities—Debt Securities—Meetings, Amendments and Waivers—Collective Action” in the accompanying prospectus, Peru may amend the payment provisions of the bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

We will apply to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market. This preliminary prospectus supplement, together with the accompanying prospectus dated August 18, 2015, shall constitute a prospectus for the purpose of the Luxembourg law dated July 10, 2015 (as amended) on prospectuses for securities.

	Per Bond	Total
Public offering price	99.753%	€997,530,000
Underwriting fee(1)	0.13%	€1,300,000
Proceeds to Peru (before expenses and the underwriting fee)(2)	99.753%	€997,530,000

(1)	See “Underwriting”.
(2)	See “Use of Proceeds”.

The bonds will be ready for delivery in book-entry form only through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) against payment on or about March 1, 2016.

Global Coordinators and Bookrunners

BBVA	BNP PARIBAS	HSBC

February 23, 2016

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its date. Our financial condition and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus, which should be read together. References in this prospectus supplement to “we,” “us,” “our” and “Peru” are to the Republic of Peru.

We are furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of bonds. After having made all reasonable queries, we confirm that:

•	the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of the date of this prospectus supplement or the accompanying prospectus;

•	changes may occur in our affairs after the date of this prospectus supplement and the accompanying prospectus;

•	certain statistical information included in this prospectus supplement and the accompanying prospectus reflects the most recent reliable data readily available to us as of the date hereof;

•	we hold the opinions and intentions expressed in the accompanying prospectus, this prospectus supplement and any document incorporated by reference in this prospectus supplement and the accompanying prospectus, as superseded in this prospectus supplement;

•	to the best of our knowledge and belief, we have not omitted other facts, the omission of which makes this prospectus supplement and the accompanying prospectus, as a whole, misleading; and

•	we accept responsibility for the information we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by us or the underwriters. Please see “General Information — Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are not offering to sell any securities other than the bonds offered under this prospectus supplement. We are not offering to sell the bonds in places where such offers are not permitted by applicable law. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our economic, fiscal or political circumstances may have changed since such dates.

The bonds described in this prospectus supplement are debt securities of Peru being offered under registration statement no. 333-205678, filed with the SEC under the U.S. Securities Act of 1933, as amended, or the Securities Act. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that we may offer, and this prospectus supplement contains specific information about the terms of the offering and the bonds. This prospectus supplement together with the accompanying prospectus may only be used for the purpose for which they have been published. Before you invest, you should read this prospectus supplement and the accompanying prospectus, together with additional information described under “Where You Can Find More Information” in the accompanying prospectus.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

This prospectus supplement has been prepared on the basis that any offer of bonds in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of bonds. Accordingly any person making or intending to make an offer in that Relevant Member State of bonds which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Peru or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the

Prospectus Directive, in each case, in relation to such offer. Neither Peru nor the underwriters have authorized, nor do they authorize, the making of any offer of bonds through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the bonds contemplated by this prospectus supplement. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement. Forward-looking statements are statements that are not historical facts. These statements are based on our current plans, estimates, assumptions and projections. Therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. We caution you that many factors could affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings;

•	changes in import tariffs and exchange rates;

•	changes in international commodity prices;

•	recession, low economic growth or economic contraction affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

•	a liquidity contraction in the international financial markets; volatility in equity, debt or foreign exchange markets, which could lead to domestic volatility, declines in foreign direct and portfolio investment and potentially lower international reserves;

•	international hostilities; and

•	the decisions of international financial institutions, such as the International Monetary Fund, or IMF, the Inter-American Development Bank, or IADB, the International Bank for Reconstruction and Development, or IBRD, the World Bank, or the Andean Development Corporation, or CAF, regarding the terms of their lending and financial assistance to Peru; and

•	internal factors, such as:

•	deterioration in general economic and business conditions in Peru;

•	social, political or military events in Peru;

•	increase in crime rates;

•	natural events, such as climatic changes, earthquakes and floods;

•	reduction in foreign currency reserves;

•	reduction in fiscal revenue;

•	reduced levels of foreign direct investment;

•	the ability of the government to enact key economic reforms;

•	higher domestic debt;

•	increased rates of domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	prevailing Peruvian domestic interest rates.

SOVEREIGN IMMUNITY

Peru is a sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Peru. Among other requirements, the execution by a Peruvian court of a judgment ordering payment by Peru of any principal or interest arising from the bonds will be subject to availability of funds according to the statute passed by the Peruvian Congress setting forth the budget corresponding to the fiscal year in which such payment is due.

Limitations Imposed by Budget Laws to Satisfy Payments on the Bonds

A final judgment against Peru ordering payment on the bonds is subject to Peruvian budget regulations. Pursuant to the Budget National System General Law (Ley General del Sistema Nacional de Presupuesto) and the Public Sector Budget Law for Fiscal Year 2016 (Ley de Presupuesto del Sector Público para el Año Fiscal 2016), payments of judgments, arbitral awards, conciliation minutes or direct treatment agreements are subject to the following process:

•	between 3% and 5% of the budget corresponding to the Ministry of Economy and Finance may be allocated towards payments and judgments;

•	payments must be made by each governmental entity (in our case, the Ministry of Economy and Finance) from its respective bank account, taking into account all mandatory priorities;

•	in case the judgment payment orders exceed the 3% threshold, the Ministry of Economy and Finance would pay its creditors on a pro rata basis; and

•	payment requirements in excess of the 5% threshold, must be included in the budgets approved for the following five fiscal years.

Enforceability of Judgments

If the payment of any judicial order is not honored by the Ministry of Economy and Finance, a proceeding for the execution of judicial resolutions may be initiated as provided for in article 688 et. seq. of the Peruvian Civil Procedure Code. Notwithstanding the foregoing, in accordance with section 73 of the Peruvian Political Constitution, public domain assets destined for the public service and use are inalienable and are not subject to any interest due to possession (prescripción adquisitiva). Public domain assets are a special form of property that can only be set aside for the public use, a service to the community or national interest. As such, those assets as well as (i) property used by a diplomatic or consular mission of Peru; (ii) property of a military character and under the control of a military authority or defense agency of Peru; (iii) public property; (iv) shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of such shares, to the extent such shares or revenues are exempt by Peruvian law from attachment or execution; or (v) funds deposited in Peru’s accounts held in the Peruvian financial system that constitute public domain property, are neither subject to liens or encumbrances nor to a judicial attachment. Conversely, assets not set aside for the public domain are subject to the private domain of the Peruvian government (which includes, among others, the cash deposits of the Peruvian government abroad) and as such may be encumbered or attached.

For more information, see “Description of the Securities — Jurisdiction, Consent to Service and Enforceability” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the offering and the transactions contemplated by the offering may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you must inform yourself and observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted. If a jurisdiction requires that the offering be made by a licensed broker or dealer and either the underwriters or any affiliate of the underwriters is a licensed broker or dealer in such jurisdiction, the offering shall be deemed to be made by such underwriter or such affiliate on behalf of Peru in such jurisdiction. For more information, see “Underwriting”.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the bonds. You should carefully read this entire prospectus supplement and the accompanying prospectus before investing.

Issuer	Republic of Peru.

Securities	3.750% Euro-Denominated Global Bonds due 2030, which we refer to herein as the “bonds”.

Issue Amount	€1,000,000,000 aggregate principal amount.

Issue Price	99.753%, plus accrued interest, if any, from March 1, 2016.

Maturity Date	March 1, 2030.

Interest Rate	3.750% per year, computed on the basis of a 365 (or 366) day year.

Interest Payment Dates	Annually on March 1 of each year, commencing on March 1, 2017.

Redemption or Sinking Fund	The bonds will not benefit from any sinking fund. We may not redeem the bonds before maturity. We will redeem the bonds at par at maturity.

Use of Proceeds	The proceeds from the sale of the bonds will be €997,530,000. The underwriting fee of €1,300,000 will be paid separately by us, as described in “Underwriting”. We intend to use the proceeds of this offering to prefinance a portion of the general financial requirements for the year 2017.

Collective Action Clauses	The bonds will contain provisions regarding acceleration and future modifications to their terms, including “collective action clauses”. Under these provisions, which differ from the terms of Peru’s external indebtedness issued prior to August 6, 2015 and which are described in the section entitled “Description of the Bonds—Collective Action Clauses” in this prospectus supplement and the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity,” “Description of the Securities—Debt Securities—Collective Action Clauses” and “Description of the Securities—Debt Securities—Meetings, Amendments and Waivers—Collective Action” in the accompanying prospectus, Peru may amend the payment provisions of the bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Negative Pledge	The bonds will contain certain covenants, including restrictions on the incurrence of liens. These covenants are subject to many exceptions.

Denominations	We will issue the bonds only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Ranking	The bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The bonds will rank at least equally, without any preference among themselves, with all of our other existing and future unsecured and unsubordinated obligations relating to our external indebtedness as described in “Description of the Securities — Debt Securities — Defined Terms” in the accompanying prospectus.

Additional Amounts	We will make payments of principal and interest in respect of the bonds without withholding or deduction for or on account of any present or future Peruvian taxes, duties, assessments or governmental charges of whatever nature except as required by law. If we are required by law to make any such withholding or deduction, we will pay such additional amounts as may be necessary to ensure the net amount received by holders after such withholding or deduction equals the amount such holders would have received in the absence of such withholding or deduction, subject to certain exceptions set forth under “Description of the Bonds — Additional Amounts”.

Further Issues	Without the consent of holders of the bonds, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for the issue date, issue price and amount of first interest payment, and we may consolidate the additional bonds to form a single series with the outstanding bonds issued hereunder.

Form of Securities	We will issue the bonds in the form of one or more registered global bonds without coupons. No bonds will be issued in bearer form. The bonds will be registered in the name of a nominee for The Bank of New York Mellon, London Branch which will serve as common depositary for Euroclear and Clearstream, Luxembourg.

You will be required to make initial settlement for bonds issued pursuant to the offering in immediately available funds.

As an owner of a beneficial interest in the global bonds, you will generally not be entitled to have your bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the indenture for the bonds.

Record Dates	The record date with respect to any interest and/or principal payment date will be the 15th day prior to that interest and/or principal payment date, whether or not that record date is also a business day.

Governing Law	The bonds issued hereunder will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon.

Paying Agent, Registrar and Transfer Agent	The Bank of New York Mellon, London Branch.

Luxembourg Paying Agent and Luxembourg Transfer Agent	The Bank of New York Mellon (Luxembourg) S.A.

Common Depositary for Euroclear and Clearstream, Luxembourg	The Bank of New York Mellon, London Branch.

Listing	We will apply to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

Listing Agent	The Bank of New York Mellon (Luxembourg) S.A.

RISK FACTORS

You should carefully consider the following risk factor, the risk factors described in our Annual Report on Form 18-K for the year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission on July 15, 2015, as such Annual Report may be further amended from time to time, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. These risk factors are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally. You should consult your financial and legal advisors about the risk of investing in the new bonds. Peru disclaims any responsibility for advising you on these matters.

The bonds permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the bonds will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as the case may be. Any payment in respect of the bonds so made in U.S. dollars will not constitute an event of default under the bonds or the indenture governing the bonds.

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Peru corresponding to the headings below that are contained in Exhibit 99.D to Peru’s Annual Report on Form 18-K, for the fiscal year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission on July 15, 2015, as such Annual Report may be further amended from time to time. To the extent the information in this section differs from the information contained in such Annual Report, as amended to the date of this prospectus supplement, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

Recent Developments

The Republic of Peru is in receipt of a document titled “Claimants’ Notice of Intent to Commence Arbitration Under the United States – Peru Trade Promotion Agreement” dated February 1, 2016, in the name of Gramercy Funds Management LLC, Gramercy Peru Holdings LLC, Gramercy Investment Advisors LLC and Gramercy Advisors, LLC, setting forth potential claims under the United States – Peru Trade Promotion Agreement related to the Agrarian Reform Bonds. No arbitration proceeding related to this Notice has been commenced against Peru in respect of the Agrarian Reform Bonds as of the date of this prospectus supplement.

Preliminary Results for 2015

Set forth below is preliminary economic results for the year ended December 31, 2015. Unless otherwise stated, historical soles amounts were converted into U.S. dollars at historical annual average exchange rates. This preliminary information is based on recent reports published by the Central Bank that are subject to review and adjustment in all respects:

•	GDP grew by 3.26% in real terms compared to 2014.

•	The current account registered a deficit of U.S.$ 8.43 billion, or 4.40% of GDP, primarily due to a deficit in the trade balance of U.S.$ 3.21 billion and negative investment income of U.S.$ 6.82 billion, during 2015.

•	The value of exports decreased by 13.60%, primarily due to a lower number of shipments of mining, oil and natural gas products, as well as the contraction in traditional exports to the United States and Japan and non-traditional exports to Brazil.

•	The value of imports decreased by 8.73% in the year ended December 31, 2015, compared to the same period in 2014, principally as a result of imports of capital goods, transportation equipment, inputs and fuel.

•	The capital account balance increased by 49.67%, to a surplus of U.S.$ 10.22 billion.

•	Net international reserves decreased from approximately U.S.$ 62.31 billion as of December 31, 2014, to approximately U.S.$ 61.49 billion as of December 31, 2015.

•	The non-financial public sector deficit was U.S.$ 3.67 billion, or 2.1% of GDP.

•	Total government revenues were U.S.$ 38.4 billion, or 20.0% of GDP, compared to U.S.$ 45.0 billion, or 22.2% of GDP, in 2014.

•	The non-financial government expenditures were U.S.$ 40.5 billion, or 21.3% of GDP, compared to U.S.$ 43.4 billion, or 21.5% of GDP, in 2014.

•	The public sector external debt totaled U.S.$ 23.6 billion, or 12.3% of GDP, compared to U.S.$ 19.8 billion, or 9.7% of GDP, as of December 31, 2014. 1.04% of public external debt was denominated in soles.

•	The interest payments on public sector external debt were U.S.$ 952.5 million, or 0.5% of GDP.

•	The rate of inflation was 4.40%.

The Economy

Gross Domestic Product and the Structure of the Economy

During the nine months ended September 30, 2015, Peru’s economy grew 2.7% in real terms as a result of higher domestic demand which increased 2.8% compared to the nine months ended September 30, 2014, due to an increase of 3.8% in public and private consumption in the nine months ended September 30, 2015 compared to the same period of 2014.

        In the nine months ended September 30, 2015, private consumption experienced an annualized growth of 3.4% in real terms and gross private investment decreased by 5.5%, as compared to the same period in 2014. Public sector investment decreased 13.8% in the nine months ended September 30, 2015 due mainly to the decrease of 29.2% and 36.2% in investments by regional governments and municipal governments, respectively, in the nine months ended September 30, 2015 compared to the same period in 2014. Such decrease was partially offset by the investments of the national government in the nine months ended September 30, 2015, which grew 10.9% compared to the same period in 2014, primarily due to an increase in expenditures in construction, recovery and improvement of roads in connection with projects of the Ministry of Transport and Communications. Private investment decreased 5.5% in the nine months ended September 30, 2015 as compared to the same period in 2014, primarily due to a decrease in the exchange terms of exports relative to imports and a slower than expected progress in investment projects particularly in the mining sector. Total gross investment during the nine months ended September 30, 2015 remain the same as in the nine months ended September 30, 2014.

The following tables set forth GDP by expenditure for the periods presented.

Gross Domestic Product by Expenditure

(in millions of U.S. dollars, at current prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Government consumption	17,682.7	17,375.6
Private consumption	96,698.3	92,434.6
Gross investment:
Public sector	7,041.2	5,608.5
Private sector	30,779.5	27,719.1
Change in inventories	1,029.5	3,406.5

Total gross investment	38,850.1	36,734.1
Exports of goods and services	34,072.3	29,522.8
Imports of goods and services	36,662.9	33,677.2

Net (exports)	(2,590.6)	(4,154.4)
GDP	150,640.4	142,389.9

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(in millions of soles, at constant 2007 prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Government consumption	39,578.5	42,067.3
Private consumption	216,440.8	223,726.3
Gross investment:
Public sector	15,730.5	13,565.3
Private sector	76,087.1	71,897.3
Change in inventories	2,414.1	8,774.3

Total gross investment	94,231.7	94,236.9
Exports of goods and services	85,854.6	86,477.4
Imports of goods and services	91,531.5	92,702.2

Net (exports)	(5,676.8)	(6,224.8)
GDP	344,574.2	353,805.7

(1)	Preliminary data.

Source: Central Bank.

In the nine months ended September 30, 2015 and compared to the nine months ended September 30, 2014, public savings reached 5.4% and 7.6% of GDP, respectively, due to a decrease in current revenues, while private savings was 15.7% of GDP for the nine months ended September 30, 2015 compared to 13.7% for the comparable period of 2014.

In the nine months ended September 30, 2015, domestic savings increased to 21.1% of GDP from 21.3% of GDP in the nine months ended September 30, 2014, due to an increase in private savings.

External savings, as a percentage of GDP, increased to 4.6% of GDP in the nine months ended September 30, 2015 from 4.5% of GDP in the nine months ended September 30, 2014.

Domestic investment as a percentage of GDP decreased to 25.7% in the nine months ended September 30, 2015 from 25.8% in the nine months ended September 30, 2014, primarily due to a decrease in private and public investments compensated by change in inventories.

Gross Domestic Product by Expenditure

(as a percentage of total GDP, at current prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Government consumption	11.7%	12.2%
Private consumption	64.2%	64.9%
Gross investment:
Public sector	4.7%	3.9%
Private sector	20.4%	19.5%
Change in inventories	0.7%	2.4%

Total gross investment	25.8%	25.8%
Exports of goods and services	22.6%	20.7%
Imports of goods and services	24.3%	23.7%

Net (exports)	(1.7)%	(2.9)%
GDP	100%	100%

(1)	Weekly Note (Nota Semanal) No. 31-2015.

Source: Central Bank.

Gross Domestic Product by Expenditure

(percentage change from previous period, at constant 2007 prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Government consumption	8.6%	6.3%
Private consumption	4.3%	3.4%
Gross investment:
Public sector	(0.5)%	(13.8)%
Private sector	(1.8)%	(5.5)%
Change in inventories	(54.7)%	263.5%

Total gross investment	(4.5)%	0%
Exports of goods and services	(0.4)%	0.7%
Imports of goods and services	(2.3)%	1.3%

Net (exports)	1.8%	(0.6)%
GDP	2.8%	2.7%

(1)	Weekly Note (Nota Semanal) No. 31-2015.

Source: Central Bank.

Investment and Savings

(as a percentage of current GDP)

	For the nine months ended September 30,
	2014(1)	2015(1)
Domestic savings:
Public savings	7.6%	5.4%
Private savings	13.7%	15.7%

Total domestic savings	21.3%	21.1%
External savings	4.5%	4.6%

Total savings	25.8%	25.7%
Domestic investment	25.8%	25.7%

(1)	Weekly Note (Nota Semanal) No. 31-2015.

Source: Central Bank.

For the nine months ended September 30, 2015, per capita GDP decreased 5.7%, compared to same period in 2014 to U.S.$ 6,147.9 from U.S.$ 6,517.4.

Foreign Exchange Rates

On February 19, 2016, the sol/dollar exchange rate reported by the Central Bank was S/. 3.5150 = U.S. $1.00. This exchange rate represents a 2.97% depreciation of the sol relative to the U.S. dollar compared to the exchange rate on December 31, 2015, which was S/. 3.4135 = U.S. $1.00.

Principal Sectors of the Economy

The principal economic activities in Peru are services (including wholesale and retail trade, transportation and tourism), manufacturing, agriculture and livestock, and mining and fuel.

Gross Domestic Product by Sector

(in millions of soles, at constant 2007 prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Primary production:
Agriculture and livestock(2)	19,230.6	19,666.49
Fishing	1,416.8	1,545.09
Mining and hydrocarbons(3)	40,311.9	42,957.26

Total primary production	60,959.3	64,168.8
Secondary production:
Manufacturing	49,559.6	48,302.2
Construction	22,305.2	20,582.8
Electricity, water and gas	6,105.9	6,441.8

Total secondary production	77,970.8	75,326.8
Services:
Wholesale and retail trade	38,647.2	40,140.5
Other services(4)	166,996.9	174,169.7
Total services	205,644.1	214,310.2
Total GDP	344,574	353,806

(1)	Preliminary data.
(2)	Includes forestry.

(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

The following tables set forth the distribution of GDP in the Peruvian economy, indicating the percentage contribution to GDP and the growth rate for the periods shown for each sector, in each case compared to the previous corresponding period.

Gross Domestic Product by Sector

(as a percentage of GDP, at constant 2007 prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Primary production:
Agriculture and livestock(2)	5.6%	5.6%
Fishing	0.4%	0.4%
Mining and hydrocarbons(3)	11.7%	12.1%

Total primary production	17.7%	18.1%
Secondary production:
Manufacturing	14.4%	13.7%
Construction	6.5%	5.8%
Electricity, water and gas	1.8%	1.8%

Total secondary production	22.6%	21.3%
Services:
Wholesale and retail trade	11.2%	11.3%
Other services(4)	48.5%	49.2%
Total services	59.7%	60.6%
Total GDP	100%	100%

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

Gross Domestic Product by Sector

(percentage change from previous period, at constant 2007 prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Primary production:
Agriculture and livestock(2)	1.3%	2.3%
Fishing	(9.5)%	9.1%
Mining and hydrocarbons(3)	(0.9)%	6.6%

Total primary production	(0.5)%	5.3%
Secondary production:
Manufacturing	(1.3)%	(2.5)%
Construction	1.5%	(7.7)%
Electricity, water and gas	5.0%	5.5%

Total secondary production	0.0%	(3.4)%
Services:
Wholesale and retail trade	4.5%	3.9%
Other services(4)	5.1%	4.3%
Total services	5.0%	4.2%
Total GDP	2.8%	2.7%

(1)	Preliminary data.

(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

During the nine months ended September 30, 2015, GDP grew 2.7% compared to the same period in 2014. This increase was primarily driven by growth in the commerce, mining and fuel, fishing, financial services, business services, communications, and utility services (including electricity, water and gas).

Primary Production

During the nine months ended September 30, 2015, primary production increased by 5.3%, due to increased production in fishing, mining and fuel and agriculture and livestock. In terms of contribution to GDP, agriculture and livestock accounted for 5.6% in the nine months ended September 30, 2015. In total, the primary sector contributed 18.1% to GDP in the nine months ended September 30, 2015.

Agriculture and Livestock

The Peruvian agriculture and livestock sector is dominated by small-scale producers. The sector contributed 5.6% to GDP in the nine months ended September 30, 2015 and 2014.

During the nine months ended September 30, 2015, the agriculture and livestock sector grew 2.3% compared to the first nine months ended September 30, 2014: (i) the livestock sector increased 5.6% due to higher production of poultry, eggs, milk, pigs and cattle, and (ii) the agriculture sector increased 0.3% due to higher production of paddy rice, coffee, yellow corn, potatoes, quinoa and grapes.

Fishing

Fishing is a small part of the Peruvian economy, contributing 0.4% to GDP in the nine months ended September 30, 2015 and 2014. Traditional fish products, however, are Peru’s third largest single export after mining, and petroleum and natural gas, accounting for 6.1% and 4.2% of exports in the nine months ended September 30, 2015 and 2014, respectively, considering both traditional (fish meal and fish oil) and non-traditional exports (frozen crustaceans and mollusks, frozen fish, and prepared and canned food).

In the nine months ended September 30, 2015, the fishing sector increased by 9.1% compared to the same period in 2014, mainly due to an increase in fishing of maritime species for indirect human consumption and a small increase in direct human consumption. The extraction of anchovies (anchovetas) reached 2.8 million tons and compared to the same period of 2014 had a variation of 24.14%.

Mining and Hydrocarbons

The mining and hydrocarbons sector grew in the nine months ended September 30, 2015 by 6.6% compared to the same period in 2014 due to an increase in mining production offset by decreased hydrocarbons extraction and price declines.

Mining. Peru is a leading producer of gold, silver, tin, copper, lead and zinc in Latin America. Although mining constitutes a small part of the country’s GDP, contributing on 12.1% to GDP in the nine months ended September 30, 2015, mineral products are Peru’s main export and they accounted for 55.1% and 51.9% of total exports by value in the nine months ended September 30, 2015 and 2014, respectively. Gold and copper accounted for 19.4% (U.S.$ 4.8 billion) and 23.1% (U.S.$ 5.7 billion) of total exports by value, respectively, during the nine months ended September 30, 2015 and 16.9% (U.S.$ 5.02 billion) and 22.5% (U.S.$ 6.6 billion) of total exports by value, respectively, during the same period in 2014. In addition, copper accounted for 41.9% of total mining exports in the nine months ended September 30, 2015 and 43.3% in the nine months ended September 30, 2014.

Hydrocarbons. In the nine months ended September 30, 2015, the hydrocarbon sector decreased 12.3% as compared to the same period in 2014, mainly due to lower levels of production of crude oil and liquid natural gas and price declines.

Secondary Production

Manufacturing

In the nine months ended September 30, 2015, the manufacturing sector decreased by 2.5% as compared to the nine months ended September 30, 2014, primarily due to non-primary manufacturing activity, which decreased by 2.4% offset by an decreased of 2.9% in primary manufacturing activity.

Primary manufacturing. In the nine months ended September 30, 2015, the primary manufacturing sector decreased by 2.9% compared to the same period in 2014, due in part to a decrease in the manufacturing of primary products of precious metals and others non-ferrous metals, sugar refining and petroleum refining products.

Non-primary manufacturing. In the nine months ended September 30, 2015, non-primary manufacturing decreased 2.4%, as compared to the same period in 2014, mainly due to a decrease in the production of capital intermediate and consumer goods.

Construction

The construction sector decreased 7.7% in the nine months ended September 30, 2015 and contributed 5.8% to GDP. This decrease was associated with a decrease in the internal consumption of cement and a decrease in the progress of investment projects.

Electricity, Water and Gas

Electricity. In the nine months ended September 30, 2015, the electricity sub-sector grew 5.8% due to an increase in the production of hydroelectricity.

Water. In the nine months ended September 30, 2015, water grew 4.0% due to the increase in the production volumes of SEDAPAL.

Gas. In the nine months ended September 30, 2015, gas decreased 0.3% due to a lower demand of gas from electricity generating plants and other and industries partially offset by an increase in the distribution of vehicular natural gas.

Services

Wholesale and Retail Trade

In the nine months ended September 30, 2015, wholesale and retail trade increased by 3.9% due primarily to wholesale and retail commerce offset by the maintenance and repair of automobiles.

Other Services

The private sector in Peru offers a variety of services constituting the “Other Services” sector of Peru’s GDP that in aggregate is an important part of the Peruvian economy. The Other Services sector includes services to companies, government services, transportation and communication, healthcare and education services, tourism and financial services. In aggregate, this sector grew 4.3% in the nine months ended September 30, 2015, compared to the same period in 2014.

As a result, the “Other Services” sector accounted for 49.2% of GDP in the nine months ended September 30, 2015, an increase of 48.5 percentage points from the same period in 2014.

Public Administration

Based on an audit undertaken of the public sector, the total number of public employees as of December 31, 2015 was 2,0001,012, of which 42.3% are active workers, 44.5% are pensioners and 13.2% are non-personal service workers. Most public employees are placed in regional governments, economy and finance and education ministries.

Privatization and Concessions

In the nine months ended September 30, 2015, concessions reached U.S.$ 258.0 million in projected investments. Significant investment was made in the energy sector for an amount of U.S.$ 79.5 million and also in projects through the Fondo de Inversion de Telecomunicaciones (Telecommunications Investment Fund) for an amount of U.S.$ 178.5 million.

Balance of Payments and Foreign Trade

Balance of Payments

The following table provides information, based on period-end exchange rates, regarding Peru’s balance of payments for the periods presented.

Balance of Payments

(in millions of U.S. dollars, at current prices)

	For the nine months ended September 30,
	2014	2015
Current account:
Trade balance:
Exports (FOB)(1)	29,635	24,808
Imports (FOB)(1)	(30,897)	(27,640)

Trade balance	(1,262)	(2,832)
Services, net	(1,309)	(1,291)
Of which:
Net income from tourism(2)	1,078	1,197
Net income from transportation(3)	(1,059)	(1,068)
Financial and investment income, net(4)	(7,276)	(4,826)
Current transfers, net	3,122	2,475
Of which:
Workers’ remittances	1,952	2,003

Current account balance	(6,725)	(6,473)
Capital account:
Foreign direct investment	5,254	5,125
Portfolio investment	(60)	(36)
Other medium and long-term capital(5)	(1,522)	3,266
Of which:
Disbursements to the public sector	2,046	3,749
Other capital, including short-term capital	1,328	(343)

Capital account balance	5,001	8,012
Errors and omissions(6)	1,163	(1,676)

Balance of payments	(561)	(138)
Financing:
Change in gross Central Bank reserves(7)	552	138
Exceptional financing, net	9	0

Total financing	561	138
Memorandum item:
Current account balance (deficit) (as a % of GDP)	(4.5)%	(4.6)%

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.
(2)	Based on a survey of tourists. Income from tourism represents the total expenditure by a tourist multiplied by the total number of tourists.
(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.
(4)	Includes interest payments.
(5)	Includes debt amortization payments.
(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(7)	Refers to changes in reserve used to finance balance of payments and corresponds to net international reserves excluding the use of IMF resources.

Source: Central Bank.

Current Account

Peru’s current account registered a deficit of U.S.$ 6.47 billion, or 4.6% of GDP, primarily due to a decrease in the trade balance to U.S.$ -2.83 billion, in the nine months ended September 30, 2015, compared to the same period in 2014.

Trade Balance

In the nine months ended September 30, 2015, exports decreased by 16.3% compared to the same period in 2014, primarily due to a lower number of shipments of mining, oil and natural gas products, as well as the contraction in traditional exports to the United States and Japan and non-traditional exports to Brazil. Imports decreased by 10.5% in the nine months ended September 30, 2015, compared to the same period in 2014, principally as a result of imports of capital goods, transportation equipment, inputs and fuel.

In the nine months ended September 30, 2015 and 2014, Peru’s exports consisted primarily of exports of:

•	traditional mineral exports, such as gold, silver, copper, zinc and lead, valued at U.S.$ 13.68 billion during the nine months ended September 30, 2015, representing 55.1% of total exports in such period, and valued at U.S.$ 15.39 billion in the nine months ended September 30, 2014, representing 51.9% of total exports for such period;

•	petroleum and derivative products valued at U.S.$ 1.78 billion during the nine months ended September 30, 2015, representing 7.2% of total exports in such period, and valued at U.S.$ 3.64 billion in the nine months ended September 30, 2014, representing 12.3% of total exports for such period;

•	traditional fishing exports, such as fishmeal and fish oil, valued at U.S.$ 1.13 billion during the nine months ended September 30, 2015, representing 4.6% of total exports in such period, and valued at U.S.$ 1.46 billion in the nine months ended September 30, 2014, representing 4.9% of total exports for such period;

•	non-traditional textile exports, such as textile fibers and cloth, valued at U.S.$ 1.01 million during the nine months ended September 30, 2015, representing 4.1% of total exports in such period, and valued at U.S.$ 1.38 billion in the nine months ended September 30, 2014, representing 4.6% of total exports for such period; and

•	non-traditional agriculture and livestock exports valued at U.S.$ 2.93 billion during the nine months ended September 30, 2015, representing 11.8% of total exports in such period, and valued at U.S.$ 2.92 billion in the nine months ended September 30, 2014, representing 9.9% of total exports for such period.

The following tables provide further information on exports for the periods presented.

Exports

(in millions of U.S. dollars, at current prices)

	For the nine months ended September 30,
	2014	2015
Traditional:
Fishing	1,460	1,130
Agricultural	524	398
Mineral	15,388	13,681
Petroleum and derivatives	3,637	1,782

Total traditional	21,010	16,991
Non-traditional:
Agriculture and livestock	2,921	2,930
Fishing	876	737
Textiles	1,375	1,007
Timbers and papers, and manufactures	313	270
Chemical	1,129	1,037
Non-metallic minerals	485	512
Basic metal industries and jewelry	864	803
Fabricated metal products and machinery	399	355
Other products(1)	119	102

Total non-traditional	8,481	7,753
Other products(2)	145	64

Total exports	29,635	24,808

(1)	Includes leather and handcrafts.
(2)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

Exports

(as a percentage of total exports, at current prices)

	For the nine months ended S 30,
	2014	2015
Traditional:
Fishing	4.9%	4.6%
Agricultural	1.8%	1.6%
Mineral	51.9%	55.1%
Petroleum and derivatives	12.3%	7.2%

Total traditional	70.9%	68.5%
Non-traditional:
Agriculture and livestock	9.9%	11.8%
Fishing	3.0%	3.0%
Textiles	4.6%	4.1%
Timbers and papers, and manufactures	1.1%	1.1%
Chemical	3.8%	4.2%
Non-metallic minerals	1.6%	2.1%
Basic metal industries and jewelry	2.9%	3.2%
Fabricated metal products and machinery	1.3%	1.4%
Other products(1)	0.4%	0.4%

Total non-traditional	28.6%	31.3%
Other:
Other products(2)	0.5%	0.3%

Total exports	100.0	100.0

(2)	Includes leather and handcrafts.
(3)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

In 2014 and 2015, Peru’s imports consisted primarily of imports of:

•	intermediate goods, such as fuels and raw materials for agricultural and industrial production, valued at U.S.$ 14.40 billion in the nine months ended September 30, 2014, representing 46.6% of total imports for such period, and valued at U.S.$ 12.07 billion in the nine months ended September 30, 2015, representing 43.7% of total imports for such period;

•	capital goods, such as transportation, building equipment and capital goods for agriculture and manufacturing, valued at U.S.$ 9.84 billion in the nine months ended September 30, 2014, representing 31.8% of total imports for such period, and valued at U.S.$ 8.91 billion in the nine months ended September 30, 2015, representing 32.2% of total imports for such period; and

•	consumer goods valued at U.S.$ 6.51 billion in the nine months ended September 30, 2014, representing 21.1% of total imports for such period, and valued at U.S.$ 6.39 billion in the nine months ended September 30, 2015, representing 23.1% of total imports for such period.

The following tables provide further information regarding imports for the periods presented.

Imports

(in millions of U.S. dollars, at current prices)

	For the nine months ended September 30,
	2014	2015
Consumer goods:
Durable goods	3,106	2,958
Non-durable goods	3,406	3,437

Total consumer goods	6,512	6,394
Intermediate goods:
Petroleum products, lubricants	4,459	2,784
Raw materials for agriculture	1,028	946
Raw materials for manufacturing	8,916	8,340

Total intermediate goods	14,403	12,069
Capital goods:
Construction materials	1,077	1,081
For agriculture	100	119
For manufacturing	6,640	5,797
Transportation equipment	2,019	1,912

Total capital goods	9,835	8,909
Other(1)	147	267

Total imports	30,897	27,640
Memorandum items:
Temporal admission imports(2)	236	260
Imports into free trade zone(3)	149	142

(1)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(2)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(3)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones, but only the Tacna zone is economically active.

Source: Central Bank.

Imports

(as a percentage of total imports, at current prices)

	For the nine months ended September 30,
	2014	2015
Consumer goods:
Durable goods	10.1%	10.7%
Non-durable goods	11.0%	12.4%

Total consumer goods	21.1%	23.1%
Intermediate goods:
Petroleum products, lubricants	14.4%	10.1%
Raw materials for agriculture	3.3%	3.4%
Raw materials for manufacturing	28.9%	30.2%

Total intermediate goods	46.6%	43.7%
Capital goods:
Construction materials	3.5%	3.9%
For agriculture	0.3%	0.4%
For manufacturing	21.5%	21.0%
Transportation equipment	6.5%	6.9%

Total capital goods	31.8%	32.2%
Other(1)	0.5%	1.0%

Total import	100.0%	100.0%
Memorandum items:
Temporal admission imports(2)	0.8%%	0.9%
Imports into free trade zone(3)	0.5%	0.5%

(1)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(2)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(3)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones but only the Tacna zone is economically active.

Source: Central Bank.

Capital Account

The capital account reflects foreign direct investment and monetary flows into and out of a nation’s financial markets.

For the nine months ended September 30, 2015, the capital account balance increased by 60.2%, compared to the same period ended September 30, 2014 to a surplus of U.S.$ 3,011 million, compared to the same period ended September 30, 2014. This increase in the nine months ended September 30, 2015 was due primarily to major levels of other medium- and long-term capital and other capital including short term capital reduced investment in sovereign bonds by non-residents, and a reduction in the balance of bank liabilities abroad, in the context of greater levels of liquidity in dollars and reduced demand for assets denominated in dollars.

Geographic Distribution of Exports

(as a percentage of total exports, at current prices)

	For the nine months ended September 30,
	2014	2015
United States	15.33%	14.18%
Canada	6.12%	6.64%
Mexico	0.56%	0.76%

Total North America	22.01%	21.58%
Brazil	4.33%	3.44%
Colombia	1.99%	1.91%
Chile	1.67%	2.06%
Venezuela	1.24%	0.53%
Other	6.39%	5.80%

Total Latin America and the Caribbean	15.62%	13.75%
United Kingdom	0.55%	0.80%
Switzerland	6.47%	8.09%
Germany	3.27%	2.68%
Spain	3.38%	3.41%
Other	1.63%	2.05%

Total Europe	15.30%	17.03%
Japan	3.86%	2.95%
China	17.70%	20.61%
Other	2.62%	2.60%

Total Asia	24.18%	26.17%
Africa and others	22.89%	21.48%

Total exports	100.00%	100.00%

Source: Central Bank.

Geographic Distribution of Imports

(as a percentage of total imports, at current prices)

	For the nine months ended September 30,
	2014	2015
United States	20.85%	20.15%
Canada	4.68%	4.76%
Mexico	0.0%	0.0%

Total North America	25.53%	24.92%
Brazil	4.61%	4.83%
Colombia	2.96%	3.35%
Chile	3.05%	3.14%
Venezuela	0.0%	0.0%
Other	4.44%	2.60%

Total Latin America and the Caribbean	15.06%	13.92%
United Kingdom	0.0%	0.0%
Switzerland	0.0%	0.0%
Germany	3.63%	2.91%
Spain	0.0%	0.0%
Other	0.0%	0.0%

Total Europe	3.63%	2.91%
Japan	2.51%	2.68%
China	20.41%	22.20%
Other	3.20%	3.46%

Total Asia	26.12%	28.33%
Africa and others	29.66%	29.92%

Total imports	100.00%	100.00%

Source: Central Bank.

The Monetary System

Monetary Policy

The inflation rate for the nine months ended September 30, 2015 was 3.9% (the Central Bank’s target annual inflation rate for the period was set between 1.0% and 3.0%). The Central Bank continues to pursue monetary policies aimed at ensuring that actual inflation remains within the target range. The inflation is slowly converging to the target rate set by the Central Bank due to higher nominal depreciation, higher inflation expectations and supply shocks associated with the climate phenomenon called El Niño.

The Central Bank raised the reference rate at 3.5% as of September 30, 2015.

In September 2015, the Central Bank lowered the reserve requirements for financial institutions as of September 2015 to 7.1% and 37.7% on deposits for Soles and U.S. Dollars, respectively.

Liquidity and Credit Aggregates

The following table presents the composition of the monetary base and international reserves as of the dates shown.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of September 30,
	2014	2015
Currency in circulation and cash in vaults at banks	14,684	13,826
Commercial bank deposits at the Central Bank	1,639	524

Monetary base	16,323	14,350
Gross international reserves	64,498	61,487
Net international reserves	64,453	61,439

Source: Central Bank.

Net international reserves decreased from approximately U.S.$ 64,4 billion as of September 30, 2014, to approximately U.S.$ 61,4 billion as of September 30, 2015.

The following tables present liquidity and credit aggregates, and changes in selected monetary indicators as of the dates shown.

Liquidity and Credit

(in millions of U.S. dollars, at current prices)

As of September 30, 2015
Monetary aggregates
Currency in circulation	11,575
M1	19,934
M2	44,919
M3	72,365
Credit by sector(1)
Public sector (Net)(2)	(25,433)
Private sector	77,378

Total credit aggregates	51,945
Deposits
Local currency(3)	31,923
Foreign currency(4)	27,333

Total deposits	59,256

(1)	Includes securities offerings and cash advances from checking accounts of depository corporations.

(2)	Net claims on public sector of depository corporations.
(3)	Includes sight deposits, saving deposits, time deposits and other certificates in domestic currency of depository corporations.
(4)	Includes demand deposits, savings deposits and time deposits in foreign currency of depository corporations.

Source:	Central Bank.

Public Sector Finances

In the nine months ended September 30, 2015, the non-financial public sector surplus was U.S.$ 2.9 billion, or 2.0% of GDP. In the nine months ended September 30, 2015, the non-financial public sector surplus was U.S.$ 2.9 billion or 2.0% of GDP, lower than in 2014 (U.S. $ 5.1 billion or 3.4% of GDP) due to the decrease in tax revenues driven by the impact of tax measures adopted by the government, and higher government spending.

The following tables provide information on the non-financial public sector accounts for the periods presented.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)

(in millions of U.S. dollars, at current prices)

	For the nine months ended Septemner 30,
	2014	2015(1)
Primary balance:
Central government	3,372	150
Other entities	1,777	2,733

Primary NFPS	5,149	2,883
Interest payments:
External debt	649	611
Domestic debt	1,056	1,095

Total interest payments	1,705	1,706

Overall NFPS	3,445	1,177
Financing:
External	43	1,555
Domestic	(3,493)	(2,763)
Privatization	5	31

Total financing	(3,445)	(1,177)

(1)	Preliminary data.

Source: Central Bank.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)

(as a percentage of GDP, at current prices)

	For the nine months ended September 30,
	2014	2015(1)
Primary balance:
Central government	2.2%	0.1%
Other entities	1.2%	1.9%

Primary NFPS	3.4%	2.0%
Interest payments:
External debt	0.4%	0.4%
Domestic debt	0.7%	0.8%

Total interest payments	1.1%	1.2%

Overall NFPS	2.3%	0.8%
Financing:
External	0.0%	1.1%
Domestic	(2.3)%	(1.9)%
Privatization	0.0%	0.0%

Total financing	(2.3)%	(0.8)%

(1)	Preliminary data.

Source: Central Bank.

Central Government

In the nine months ended September 30, 2015, total government revenues were U.S.$ 24.4 billion, or 17.1% of GDP, compared to U.S.$ 29.3 billion, or 19.5% of GDP, in the same period in 2014.

In the nine months ended September 30, 2015, total government expenditures were U.S.$ 24.2 billion, or 17.0% of GDP, compared to U.S.$ 25.9 billion, or 17.1% of GDP, in the same period in 2014.

In the nine months ended September 30, 2015, the primary surplus was U.S.$ 0.2 billion, or 0.1% of GDP, compared to U.S.$ 3.4 billion, or 2.3% of GDP, in the same period in 2014.

The following tables provide information regarding government accounts for the periods presented.

Central Government Accounts

(in millions of U.S. dollars, at current prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income tax	10,846	8,686
Capital gains tax	0	0
Taxes on goods and services:	14,763	13,527
General Sales Tax	13,407	12,246
Excise taxes	1,356	1,282

Import tariffs	452	427
Other taxes	(603)	(712)

Total tax revenue	25,308	21,359
Non-tax revenue(2)	3,917	2,848

Total current revenue	29,224	24,206
Capital revenue	151	142

Total fiscal revenue	30,128	24,349
Expenditures:
Current non-financial expenditures:
Wages and salaries	6,929	6,550
Goods and services	5,272	5,553
Current transfers	6,929	5,980

Total current non-financial expenditures	19,282	18,084
Capital expenditures:
Fixed investment	3,615	3,133
Other	3,013	2,990
Of which:
Capital transfers	—	—
Total capital expenditures	6,628	6,123

Total expenditures	25,759	24,206
Fiscal balance:
Primary fiscal balance	3,465	142
Interest	(1,657)	(1,566)

Overall fiscal balance	1,958	(1,424)
Financing:
Foreign financing	(151)	1,851
Domestic financing	(1,808)	(570)
Privatization	—	—

Total financing	(1,958)	1,424

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

Central Government Accounts

(as a percentage of GDP, at current prices)

	For the nine months ended September 30,
	2014(1)	2015(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income Tax	7.2%	6.1%
Capital gains tax	0.0%	0.0%
Taxes on goods and services:	9.8%	9.5%
General Sales Tax	8.9%	8.6%
Excise taxes	0.9%	0.9%
Import tariffs	0.3%	0.3%
Other taxes	(0.4)%	(0.5)%

Total tax revenue	16.8%	15.0%
Non-tax revenue(2)	2.6%	2.0%

Total current revenue	19.5%	17.1%
Capital revenue	0.1%	0.1%

Total fiscal revenue	19.5%	17.1%
Expenditures:
Current non-financial expenditures:
Wages and salaries	4.6%	4.6%
Goods and services	3.6%	3.9%
Current transfers	4.6%	4.2%

Total current non-financial expenditures	12.8%	12.7%
Capital expenditures:
Fixed investment	2.4%	2.2%
Other	2.0%	2.1%
Of which:
Capital transfers	—	—
Total capital expenditures	4.4%	4.3%

Total expenditures	17.1%	17.0%
Fiscal balance:
Primary fiscal balance	2.3%	0.1%
Interest	1.1%	1.1%

Overall fiscal balance	1.3%	(1.0)%
Financing:
Foreign financing	(0.1)%	1.3%
Domestic financing	(1.2)%	(0.4)%
Privatization	0.0%	0.0%

Total financing	(1.3)%	1.0%

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

Tax Regime

All government taxes in Peru are collected by the Superintendencia Nacional de Administración Tributaria, or SUNAT. SUNAT’s budget is determined primarily through a percentage-based funding mechanism that provides the agency, among others, with 1.6% of its domestic tax collections, except duties (aranceles) and the Financial Transactions Tax (Impuesto a las Transacciones financieras); with 1.5% of import tariffs and with 1.4% of all funds managed or collected by SUNAT with respect to contributions to ESSALUD (El Seguro Social de Salud del Perú, the national insurance coverage that provides health services to the working population and their families within ESSALUD facilities and hospitals) and ONP (Oficina de Normalización Previsional, a public office in charge of the administration of pension funds).

The following table presents the composition of Peru’s tax revenues for the periods presented.

Tax Revenue of Peru (Central Government)

(as a percentage of total tax revenue)

	2014(1)	2015(1)
Income Tax
Individual	11.8%	12.2%
Corporate	25.8%	23.2%
Clearing	5.3%	5.1%

Total	43.0%	40.5%
Taxes on goods and services
Value-Added Tax	53.1%	57.5%
Fuel tax	2.2%	2.4%
Other	3.3%	3.7%

Total Excise Tax	5.4%	6.1%

Total taxes on goods and services	58.5%	69.7%
Import tariffs	1.9%	1.9%
Other taxes	8.5%	8.3%
Tax refund	(11.9)%	(14.4)%

Total	100.0%	100.0%

(1)	Reflects adjustments to reconcile estimated income tax withheld with actual income tax liabilities.

Source: Central Bank.

Public Sector Debt

Peru’s total public sector debt consists of foreign currency-denominated debt and sol-denominated debt. Peru’s total public external debt consists of loans from foreign creditors to the government, the Central Bank and public sector entities.

External Debt

As of September 30, 2015, taking account of swap agreements, 46.8% of public external debt was denominated in soles. As of September 30, 2015, public external debt totaled U.S.$22.4 billion, or 11.5% of GDP, compared to U.S.$20.1 billion, or 9.8% of GDP, as of September 30, 2014.

The following tables provide further information on public sector external debt as of the dates presented.

Public Sector External Debt

(in millions of U.S. dollars, except for percentages)

	As of September 30,
	2014	2015
Official non-reserves liabilities:
Public sector	20,074	22,422

Total official non-reserves liabilities	20,074	22,422

Total official liabilities	20,074	22,422
Total public sector external debt as % of GDP(1)	9.8%	11.5%
Total public sector external debt as % of total exports(1)	49.4%	64.6%

(1)	Peru does not include IMF credit use in reports of total public sector external debt. Debt ratios are calculated on the basis of Peru’s total official non-reserve liabilities.

Source: Central Bank.

Public Sector External Debt, Net of Reserves

(in millions of U.S. dollars, at current prices)

As September 30, 2015
Public sector external debt(1)	22,422
Gross international reserves of the Central Bank	(61,487)

Public sector external debt, net of reserves	(39,065)

(1)	Peru does not include IMF credit use in reports of total public sector external debt.

Source: Central Bank.

The following table provides information on capital flows from multilateral lenders for the periods presented.

Capital Flows from Multilateral Lenders

(in millions of U.S. dollars)

	As of September 30,
	2014	2015
World Bank:
Disbursements minus principal amortizations	42.8	876.2
Disbursements minus principal, interests and commissions	23.9	853.5
IADB:
Disbursements minus principal amortizations	19.0	(2.6)
Disbursements minus principal, interests and commissions	(14.4)	(37.0)

Source: Ministry of Economy and Finance (Dirección Nacional del Endeudamiento Público, or General Bureau of Public Debt and Treasury).

In March 2015, Peru issued U.S.$545 million in principal amount of its 5.625% U.S. Dollar-Denominated Global Bonds Due 2050 and approved a contingent credit facility with the World Bank for an amount of U.S.$400 million.

In May 2015, Peru approved a contingent credit facility with the IADB for an amount of U.S.$300 million.

In August 2015, Peru issued U.S.$1,250 million in principal amount of its 4.125% U.S. Dollar-Denominated Global Bond Due 2027.

In October 2015, Peru issued €1,100 million principal amount of its 2.750% Euro-Denominated Global Bond Due 2026.

In December 2015, Peru approved a contingent facility with the IADB for an amount of U.S.$300 million.

For the nine months ended September 30, 2015, disbursements included U.S.$1,112.9 million for projects and U.S.$1,795 million to pre-finance 2016.

The following tables summarize public sector external debt by creditor for the periods indicated.

Public Sector External Debt by Creditor(1)

(in millions of U.S. dollars, at current prices)

	As of September 30,
	2014	2015
Official creditors:
Multilateral debt:
IADB	2,201	2,078
World Bank	1,867	2,714
IFAD(2)	30	31
IMF	0	0
OPEC(3)	1	0
CAF	1,760	1,592
Other(4)	8	3

Total multilateral debt	5,687	6,418
Bilateral debt:
Paris Club	553	532
United States (Paris Club)	42	38
Latin America	3	1
East European countries and China	2	0
Japan (Paris Club)	1,774	995
Other countries	0	0

Total bilateral debt	1,774.6	1,565.8
Total official debt	7,461	7,984
Private creditors:
Banking	930	1,147
Suppliers	21	17

Total private sector debt	951	1,164
Bonds:
Brady + Global Bonds	11,661	13,274

Total bonds	11,661	13,274

Total public sector external debt	20,074	22,422

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.
(4)	Includes European Investment Bank (EIB) and Nordic Investment Bank (NIB).

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt by Creditor(1)

(as a percentage of total public sector external debt)

As of September 30, 2015
Official creditors:
Multilateral debt:
IADB	9.3%
World Bank	12.1%
IFAD(2)	0.1%
IMF	0.0%
OPEC(3)	0.0%
CAF	7.1%
Other	0.0%

Total multilateral debt	28.6%
Bilateral debt:
Paris Club	2.4%
United States	0.2%
Latin America	0.0%
East Europe countries and China	0.0%
Japan	4.4%
Other countries	0.0%
Total bilateral debt	7.0%

Total official debt	35.6%
Private creditors:
Banking	5.1%
Suppliers	0.1%

Total private sector debt	5.2%
Bonds:
Brady + Global Bonds	59.2%

Total bonds	59.2%

Total public sector external debt	100.0%

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt Structure by Maturity Term

(in millions of U.S. dollars and as a percentage of total public sector external debt)(1)

As of September 30, 2015
Short-term debt	47
Medium- and long-term debt	22,422

Total	22,469
Short-term debt (as a % of total public sector external debt)	0.2%
Medium- and long-term debt (as a % of total public sector external debt)	99.8%

(1)	Includes Central Bank debt.

Source: Central Bank.

The following table provides public sector external debt by currency as of September 30, 2014 and September 30, 2015.

Summary of Public Sector External Debt by Currency(1)(2)

(in millions of U.S. dollars, except for percentages)

	As of September 30, 2014		As of September 30, 2015
	U.S.$	%	U.S.$	%
Currency
U.S. Dollar	17,354	86.5%	20,322	90.6%
Japanese yen	1,258	6.3%	1,073	4.8%
Special Drawing Rights (SDR)(3)	30	0.1%	31	0.1%
Euro	871	4.3%	461	2.1%
Swiss Franc	271	1.4%	275	1.2%
Sol(4)	289	1.4%	260	1.2%

Total	20,074	100.0%	22,422	100.0%

(1)	Exchange rate as of September 30, 2015.
(2)	Includes outstanding Cofide loans not guaranteed by Peru.
(3)	World Bank unit of account, based on a basket of national currencies.
(4)	IADB loans converted to soles.

Source: Ministry of Economy (Dirección General de Crédito Público (Office of Public Credit)).

The following table provides information regarding Peru’s public sector external debt service as of the dates presented.

Public Sector External Debt Service(1)

(in millions of U.S. dollars, except for percentages)

	As of September 30, 2014	As of September 30, 2015
Interest payments	707.1	716.9
Amortization	556.7	1,077.9

Total public sector external debt service	1,263.8	1,794.8
As % of total exports(2)	3.6%	5.9%
As % of total exports and workers’ remittances	3.4%	5.6%
As % of GDP	0.8%	1.3%
As % of total fiscal revenue	4.3%	7.4%

(1)	Medium-and long-term debt service; excludes Central Bank debt and excludes extraordinary financing and refinancing.
(2)	Includes exports of goods and services and investment income.

Source: Central Bank.

In the nine months ended September 30, 2015, interest payments on public sector external debt were U.S.$ 716.9 million, or 1.3% of GDP. In that same period, Peru paid U.S.$ 48.7 million to international organizations, U.S.$ 17.1 million to Paris Club creditors, U.S.$ 391.4 million to holders of sovereign bonds, U.S.$ 1.1 million to holders of Brady bonds, and U.S.$ 30.4 to other creditors.

Peru issued public sector external bonds in connection with the Brady restructuring. As of September 30, 2015 approximately U.S.$ 53.7 million in principal remained outstanding on the Brady Bonds.

Domestic Debt

The following table provides total public sector domestic debt, excluding intra-governmental debt, as of the dates presented.

Total Public Sector Domestic Debt

(in millions of U.S. dollars, at current prices)

	As of September 30,
	2014	2015
Long-term debt:
Banco de la Nación	820	1,268
Treasury bonds	16,570	17,746
Other	0	0

Total long-term debt	17,391	19,014
Short-term debt	1,234	1,131

Total	18,625	20,145
Total public sector domestic debt, as % of GDP	9.1%	10.4%

Source: Central Bank.

Public Sector Domestic Bonds(1)

(in millions of U.S. Dollars, at current prices)

	As of September 30,
	2014	2015
Central Bank Capitalization bonds	71	286
Financial system support bonds	122	122
Debt exchange bonds	474	362
Pension recognition bonds	2,475	2,121
Sovereign bonds	13,428	14,855
Other bonds	0	0
Total	16,570	17,746

(1)	Excludes intra-government debt issued in the form of bonds.

Source: Central Bank.

USE OF PROCEEDS

The proceeds from the sale of the bonds will be €997,530,000. The underwriting fee of €1,300,000 will be paid separately by us, as described in “Underwriting”. We intend to use the proceeds of this offering to prefinance a portion of the general financial requirements for the year 2017.

DESCRIPTION OF THE BONDS

We will issue the bonds under Law No. 30374 (Ley de Endeudamiento del Sector Público para el Año Fiscal 2016), Supreme Decree No. 027-2016-EF and Ministerial Resolution No. 050-2016-EF/52, or the Authorizing Regulations, issued in compliance with the requirements set forth in Law No. 28,563, as amended (Ley General del Sistema Nacional de Endeudamiento). The Spanish version of the Authorizing Regulations and its amendment can be obtained on the Ministry of Economy and Finance’s website at www.mef.gob.pe and an English translation thereof can be requested from such ministry using the contact information on the back cover of this prospectus supplement. The information contained in this section summarizes the material terms of the bonds and the Authorizing Regulations. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should refer to the Authorizing Regulations for a complete description of Peru’s obligations and your rights as a holder of the bonds in making your investment decision.

General

We will issue the bonds under the indenture dated August 25, 2015, between us and The Bank of New York Mellon, as trustee.

Unless otherwise specified, references in this section to the “bonds” mean the €1,000,000,000 bonds we are offering hereby. The information contained in this section and in the accompanying prospectus summarizes the material terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds before making your investment decision. We have filed copies of these documents with the SEC and at the office of the trustee in New York City. Copies of the indenture and the form of the bonds will also be available from the Luxembourg paying agent at its address included on the inside back cover page.

Terms of the Bonds

The bonds will:

•	mature at par on March 1, 2030;

•	bear interest at 3.750% per year, computed on the basis of a 365 (or 366) day year;

•	pay interest annually in arrears on March 1 of each year, commencing on March 1, 2017;

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund;

•	be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•	be our direct, general, unconditional, unsubordinated and unsecured external indebtedness and rank equal in right of payment with all of our other existing and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global bonds in book-entry registered form only;

•	be registered in the name of the common depositary for Euroclear and Clearstream, Luxembourg;

•	be available in definitive form only under certain limited circumstances.

Payments of Principal and Interest

We will pay on each bond:

•	principal and interest payable on any maturity date in euros in immediately available funds to the person in whose name each bond is registered on its maturity date, upon presentation and surrender of the bond at the corporate trust office of the trustee or, subject to applicable laws and regulations, at the office of any paying agent; and

•	interest (other than interest payable on any maturity date), to the person in whose name the bond is registered at the close of business on the record date for the relevant interest payment date.

Because each bond will be represented by one or more global bonds and beneficial interests in the bonds may not be exchanged for bonds in physically-certificated form except in limited circumstances, we will make payments of principal and interest on each bond by directing the trustee to make a wire transfer of euros to the common depositary for Euroclear and Clearstream, Luxembourg, or its nominee.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If we do not pay interest by wire transfer for any reason, we will, subject to applicable laws and regulations, mail, or direct the trustee to mail, a check to the holder of the affected bonds, on or before the due date for the payment at the address that appears on the security register maintained by the trustee on the applicable record date.

The record date with respect to any interest payment date will be the 15th day prior to that interest payment date, whether or not that record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

Pending payment of principal or interest on the bonds that becomes due, the trustee shall hold in trust, for the benefit of the beneficial owners of the bonds, the amounts transferred by us to the trustee for such purpose. Any moneys held by the trustee in respect of the bonds, and remaining unclaimed for two years after such amounts shall have become due and payable must be returned by the trustee to us, and the holders of such bonds, shall thereafter look only to us for any payment to which such holders may be entitled.

We may acquire any of the bonds, in any manner and at any price, and may hold them, resell them, or surrender them to the trustee for cancellation. The bonds we acquire may be re-issued or resold only in compliance with the Securities Act and other applicable laws.

Initial holders will be required to pay for the bonds in euro, and all payments of principal of and interest and additional amounts (as defined below, if any), on the bonds, will be payable in euro, provided, that if on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the bonds will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the bonds so made in U.S. dollars will not constitute an event of default under the bonds or the indenture governing the bonds. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

For purposes of all payments of interest, principal or other amounts contemplated herein, “business day” means any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market.

Paying Agent and Transfer Agent

Until the bonds are paid, we will maintain a paying agent, registrar and transfer agent in London, England. The Bank of New York Mellon, London Branch will act as our paying agent, registrar and transfer agent.

We will apply to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market. In addition, we will maintain a paying agent and a transfer agent in Luxembourg so long as the bonds are admitted to trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require. We have initially appointed The Bank of New York Mellon (Luxembourg) S.A. to serve as our Luxembourg paying agent and Luxembourg transfer agent.

We may at any time appoint additional or replacement paying agents, transfer agents and registrars. We will promptly provide notice, as described under “Notices” below, of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

You may contact the paying agents or the transfer agents at the addresses listed on the inside back cover page of this prospectus supplement.

Additional Amounts

We will pay all principal and interest on the bonds without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru, or by any political subdivision of or any taxing authority in Peru, except as required by law. If we are required by law to make any such withholding or deduction, we will pay such additional amounts as may be necessary to ensure that the net amounts a holder receives after such withholding or deduction shall equal the amount that such holder would have received in the absence of such withholding or deduction. We will not, however, pay any additional amounts if a holder is subject to such withholding or deduction due to one of the following reasons:

•	the holder or beneficial owner of a bond having some present or former connection with Peru other than merely being a holder or beneficial owner of the bond or receiving payments of any nature on the bond or enforcing its rights in respect of the bond;

•	the failure of the holder or beneficial owner of a bond, or any other person through which the holder or beneficial owner holds a bond, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Peru of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that (x) we or our agent have provided the holders with at least 60 days’ prior written notice of an opportunity to satisfy such a requirement, and (y) in no event shall such holder’s or beneficial owner’s or other person’s obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY; or

•	the holder or beneficial owner of a bond, or any other person through which the holder or beneficial owner holds a bond, having presented the bond for payment (where such presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that the holder or beneficial owner or such other person would have been entitled to additional amounts on presenting the bond for payment on any date during such 30-day period.

In addition, no additional amounts shall be payable in respect of any payment on a bond to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment, to the extent the beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to receive payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such bond.

As used herein, “Relevant Date” in respect of any bond means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is duly given to the holders (in the manner described under “Notices” below) that such monies have been so received and are available for payment.

Any reference to “principal” and/or “interest” hereunder or in the indenture shall be deemed to include any additional amounts which may be payable as described above.

Collective Action Clauses

The bonds contain provisions regarding acceleration and voting on amendments, modifications and waivers that differ from the provisions governing the series of debt securities issued by Peru prior to August 6, 2015. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Peru may amend certain key terms of the bonds, including the maturity date, amounts payable and other payment terms, with the consent of fewer than all the holders of bonds of the relevant series. These collective action clauses are described below.

Meetings, Amendments and Waivers — Collective Action

Peru may call a meeting of the holders of bonds at any time to consider any matter regarding the indenture or the bonds. Peru will determine the time and place of the meeting and will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Peru or the trustee will call a meeting of holders of bonds if the holders of at least 10% in principal amount of all bonds then outstanding have delivered a written request to Peru or the trustee (with a copy to Peru) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Peru will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Peru will set the procedures governing the conduct of the meeting and if additional procedures are required, Peru will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of bonds pursuant to written action with the consent of the requisite percentage of bonds. The trustee will solicit the consent of the relevant holders to the modification not less than ten and not more than 30 days before the expiration date for the receipt of such consents as specified by the trustee.

The holders may generally approve any proposal by Peru to modify the indenture or the terms of the bonds with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the bonds.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Peru that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the bonds;

•	reduce the principal amount (other than in accordance with the express terms of the bonds and the indenture) of the bonds;

•	reduce the interest rate applicable to the bonds;

•	change the method used to calculate any amount payable on the bonds (other than in accordance with the express terms of the bonds and the indenture);

•	change the currency or place of payment of any amount payable on the bonds;

•	modify Peru’s obligation to make any payments on the bonds (including any redemption price therefor);

•	change the identity of the obligor under the bonds;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable” or “reserved matter modification”;

•	authorize the trustee, on behalf of all holders of the bonds, to exchange or substitute all the bonds for, or convert all the bonds into, other obligations or securities of Peru or of any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the bonds.

A change to a reserved matter, including the payment terms of the bonds, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification (but does not modify the terms of any other series of debt securities issued under the indenture);

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Peru may select, in its discretion, any modification method for a reserved matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more series of debt securities issued under the FAA (as defined below) are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

For so long as any series of debt securities issued under the fiscal agency agreement, dated as of February 6, 2003, between Peru and The Bank of New York (as successor to JPMorgan Chase Bank), as fiscal agent, principal paying agent and registrar (as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated November 21, 2003 and Amendment No. 2 to the Fiscal Agency Agreement dated October 14, 2004, the “FAA”) (the securities issued under the FAA, “FAA debt securities”) is outstanding, if Peru certifies to the trustee under the indenture and to the fiscal agent under the FAA that a cross-series modification under the indenture is being sought simultaneously with an “FAA reserve matter modification”, the FAA debt securities affected by such FAA reserve matter modification shall be treated as “series affected by that proposed modification” as that phrase is used in the indenture (as described in the preceding paragraphs); provided, however, that if Peru seeks a cross-series modification with single aggregated voting, the holders of any series of FAA debt securities affected by the FAA reserve matter modification must have been invited to exchange, convert or substitute such FAA debt securities for either (x) the same new instruments or other consideration as the holders of debt securities of each affected series of debt securities for which consent to the cross-series modification is sought or (y) new instruments or other consideration from an identical menu of instruments or other consideration as the holders of debt securities of each affected series of debt securities for which consent to the cross-series modification is sought.

It is Peru’s intention that in such circumstances, the votes of the holders of the affected FAA debt securities be counted for purposes of the voting thresholds specified in the indenture for the applicable cross-series modification as if those FAA debt securities had been affected by that cross-series modification although the holders of any bonds will be deemed to have acknowledged and agreed that the effectiveness of any modification, as it relates to the FAA debt securities, shall be governed exclusively by the terms and conditions of those FAA debt securities and by the FAA and shall not be binding upon holders of the FAA debt securities unless such modification would otherwise have been effective under the FAA; provided that no such cross series modification shall be effective unless such modification shall have also been effective with respect to the holders of the FAA debt securities under the FAA.

“FAA reserve matter modification,” as referred to above, means any modification to the terms and conditions of one or more series of the FAA debt securities, pursuant to the FAA.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Peru will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Peru’s economic and financial circumstances that are in Peru’s opinion relevant to the request for the proposed modification, a description of Peru’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•	if Peru shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Peru’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Peru is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities held by Peru or any public sector instrumentality of Peru or by a corporation, trust or other legal entity that is controlled by Peru or a public sector instrumentality will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction under the indenture, the debt security is held by Peru or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Peru or a public sector instrumentality, except that (x) debt securities held by Peru or any public sector instrumentality of Peru or by a corporation, trust or other legal entity that is controlled by Peru or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Peru or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Peru, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Further Issues

Without your consent, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for the issue date, issue price and amount of first interest payment, and we may consolidate the additional debt securities to form a single series with the outstanding bonds.

Notices

All notices to holders will be published, if and so long as the bonds are admitted for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market of the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange (www.bourse.lu). We expect that we will initially make such publication in the Luxemburger Wort. If publication is not practicable, notices will be validly given if in accordance with the rules of the Luxembourg Stock Exchange.

In addition to the above, we will mail notices to holders at their registered addresses. So long as the bonds are represented by a global security deposited with a custodian for the common depositary for Euroclear and Clearstream, Luxembourg, notices to be given to holders will be given to Euroclear and Clearstream, Luxembourg in accordance with their applicable policies as in effect from time to time. If we issue bonds in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

Book-Entry, Delivery and Form

Payments of principal, interest and additional amounts, if any, in respect of the bonds will be made in euros to the common depositary for Euroclear and Clearstream, Luxembourg, or its nominee.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the trustee or paying agent will be responsible for Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither we nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

We may issue the bonds in the form of one or more bonds, which we refer to in this prospectus supplement as the “global bonds”, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of bonds. We refer to the intangible securities represented by a global security as “book-entry” securities.

When we issue book-entry securities, we will deposit the applicable global security with a clearing system. The global bond will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global bond is exchanged for certificated securities, as discussed under “Description of the Securities—Certificated Securities” in the accompanying prospectus, it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include Euroclear and Clearstream, Luxembourg.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link. These arrangements permit you to hold the bonds through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase the bonds in global form, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global bonds will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name”.

When you hold bonds in street name, you must rely on the procedures of the institutions through which you hold your bonds to exercise any of the rights granted to holders. This is because the legal obligations of Peru and the trustee run only to the registered owner of the global bond, which will be the clearing system or its nominee or common depositary. For example, once Peru and the trustee make a payment to the registered holder of a global bond, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Peru to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a global bond is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry bond to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Peru or the trustee.

As an owner of book-entry securities represented by a global bond, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the bonds in certificated form or (b) have any of the bonds registered in your name, except under the circumstances described under “Description of the Securities—Certificated Securities” in the accompanying prospectus;

•	you may not be able to transfer or sell your bonds to some insurance companies and other institutions that are required by law to own their bonds in certificated form; and

•	you may not be able to pledge your bonds in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES PERSONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the bonds as of the date hereof. Except where noted, this summary deals only with bonds that are held as capital assets (generally, held for investment) by a U.S. Holder (as defined below) who acquired the bonds upon original issuance at their initial offering price.

A “U.S. Holder” means a beneficial owner of the bonds that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions all as in effect on the date hereof. Those authorities may be changed, perhaps retroactively, or subject to different interpretation, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with the effects of the Medicare contribution tax on net investment income or foreign, state, or local or other tax considerations that may be relevant to U.S. Holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws. For example, this summary does not address:

•	tax consequences to U.S. Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for United States federal income tax purposes, tax-exempt entities or insurance companies;

•	tax consequences to U.S. Holders holding the bonds as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. Holders whose “functional currency” is not the United States dollar; or

•	alternative minimum, estate or gift tax consequences, if any.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the bonds, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the bonds, you should consult your own independent tax advisors.

If you are considering the purchase of the bonds, you should consult your own independent tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the bonds, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Payments of Interest

Interest (including additional amounts, if any) on a bond generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes. Interest income on a bond (including any additional amounts) generally will constitute foreign source income and for purposes of the United States foreign tax credit, generally will be considered “passive category income.” You may be entitled to deduct or credit any foreign income taxes withheld from the interest payments you receive, subject to certain limitations (including that the election to deduct or credit foreign income taxes applies to all of your foreign income taxes for a particular tax year). You generally will be denied a foreign tax credit for any foreign income taxes imposed with respect to the bonds where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

If you use the cash basis method of accounting, you will be required to include in income the United States dollar value of the interest payment, determined by translating euros received at the spot rate for euros on the date such payment is received regardless of whether the payment is in fact converted into United States dollars. You will not recognize foreign currency exchange gain or loss with respect to the receipt of such payment.

If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the United States dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

•	the last day of the accrual period,

•	the last day of the taxable year if the accrual period straddles your taxable year, or

•	the date the interest payment is received if such date is within five business days of the end of the accrual period.

In addition, if you use the accrual method of accounting, upon receipt of an interest payment on a bond (including, upon the sale of a bond, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize foreign currency exchange gain or loss in an amount equal to the difference between the United States dollar value of such payment (determined by translating the euros received at the spot rate for euros on the date such payment is received) and the United States dollar value of the interest income you previously included in income with respect to such payment. Any such exchange gain or loss will generally be treated as United States source ordinary income or loss.

Sale, Exchange, Retirement or other Taxable Disposition of Bonds

Upon the sale, exchange, retirement or other taxable disposition of a bond, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other taxable disposition of the bond (less an amount equal to any accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and your tax basis in the bond. Your tax basis in a bond will, in general, be your United States dollar cost for that bond. If you purchased a bond with euros, your United States dollar cost generally will be the United States dollar value of the euros paid for such bond determined at the time of such purchase. If your bond is sold, exchanged, retired or disposed of in a taxable transaction for an amount denominated in euros, then your amount realized generally will be based on the spot rate of the euros on the date of such sale, exchange, retirement or other taxable disposition. If, however, you are a cash method taxpayer and the bonds are traded on an established securities market for United States federal income tax purposes, euros paid or received will be translated into United States dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of bonds traded on an established securities market, provided that the election is applied consistently to all debt instruments held by such taxpayer from year to year. An accrual method taxpayer that does not make the election described above will recognize foreign currency exchange gain or loss (taxable as United States source ordinary income or loss) upon the sale, exchange, retirement or other taxable disposition of the bond to the extent that the United States dollar value of the euros received (based on the spot rate on the settlement date) differs from the United States dollar value of the amount realized.

Subject to the foreign currency rules discussed below, any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition, you have held the bond for more than one year. Long-term capital gains of individuals and certain other non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by you on the sale, exchange, retirement or other taxable disposition of a bond generally would be treated as United States source gain or loss for purposes of the United States foreign tax credit limitations.

A portion of your gain or loss with respect to the principal amount of a bond may be treated as foreign currency exchange gain or loss. Foreign currency exchange gain or loss will be treated as United States source ordinary income or loss. For these purposes, the principal amount of the bond is your purchase price for the bond calculated in euros on the date of purchase, and the amount of foreign currency exchange gain or loss recognized is equal to the difference between (i) the United States dollar value of the principal amount determined on the date payment is received or the bond is disposed of (or deemed disposed of) and (ii) the United States dollar value of the principal amount determined on the date you acquired the bond (or are deemed to acquire the bond). The amount of foreign currency exchange gain or loss realized on the disposition of a bond (with respect to both principal and accrued interest) will be limited to the amount of overall gain or loss realized on the disposition of the bond.

Foreign Currency Exchange Gain or Loss with Respect to Euros

Your tax basis in the euros received as interest on a bond or on the sale, exchange, retirement or other taxable disposition of a bond will be the United States dollar value thereof at the spot rate in effect on the date the euros are received. Any gain or loss recognized by you on a sale, exchange or other taxable disposition of the euros will generally be treated as United States source ordinary income or loss.

Reportable Transactions

Treasury regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the Internal Revenue Service, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a bond or euros received in respect of a bond to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in the bonds, including any requirement to file Internal Revenue Service Form 8886 (Reportable Transaction Disclosure Statement).

Backup Withholding and Information Reporting

Generally, information reporting requirements will apply to all payments we make to you and the proceeds from a sale of a bond paid to you, unless you are an exempt recipient. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

PERU TAXATION

The following is a general summary of the material consequences under Peruvian tax law, as currently in effect, of an investment by a “foreign holder” in debt securities issued by Peru. For this purpose, “foreign holder” means either: (i) an individual who is neither a resident nor domiciled in Peru or (ii) a legal entity that is not incorporated under the laws of Peru, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Peru. For purposes of Peruvian taxation, an individual holder is deemed a resident of Peru if such individual has remained in Peru for more than 183 days within any 12-month period, obtaining the status of resident on January 1 of the following year.

Peruvian income tax law establishes that a foreign holder is subject to income tax only on income from Peruvian sources. For this purpose, income from a Peruvian source means, among others: (i) earnings from capital, interest, commissions, bonuses and other additional sums to the agreed interest for loans, credits or other financial operations, when capital is located or economically used in Peru, or when the payer is domiciled in Peru; (ii) earnings obtained by the sale, redemption or recovery of bonds, when the issuing entity is organized or established in Peru; and (iii) interest from debentures, when the issuing entity is organized in Peru, regardless of the location of the issuance or the security for such debentures. A foreign holder of debt securities generally will not be liable for estate, gift, inheritance or similar taxes with respect to such debt securities.

Under Peruvian income tax law, interest and capital gains originating from the following instruments are not subject to any withholding tax or income tax: (i) installments of the Public Treasury issued by the Republic of Peru; or (ii) debt securities issued by the Republic of Peru either (a) under the Market Makers Program or under any substitute mechanism that may replace it, or (b) in the international market from 2003 onwards; or (iii) obligations of the Central Reserve Bank of Peru, except those originating from reserve deposits of credit granting institutions; or (iv) the direct or indirect alienation of the underlying securities in Exchange Traded Funds which replicate indexes based on national investment instruments, when said alienation takes place for (a) the creation of Exchange Traded Funds, or (b) the cancellation of Exchange Traded Funds, or (c) the managing of Exchange Traded Funds’ assets.

According to the paragraph above, under Peruvian income tax law, interest and capital gains from the bonds will not be subject to any withholding tax or income tax.

EUROPEAN UNION SAVINGS DIRECTIVE

Under Council Directive 2003/48/EC on the taxation of savings income in the form of interest payments, each European Union (“EU”) member state (each an “EU Member State”) is required to provide to the tax or other relevant authorities of another EU Member State details of payments of interest or other similar income made by a person within its jurisdiction to an individual or certain other types of person resident in that other EU Member State; however, for a transitional period, Austria has instead opted to apply a withholding system in relation to such payments, deducting tax at the rate of 35%, unless during that period it elects otherwise. The transitional period would terminate following agreement by certain non-EU countries to the exchange of information relating to such payments. A number of non-EU countries, and certain dependent or associated territories of certain EU Member States, have adopted similar measures (either provision of information or transitional withholding).

Council Directive (EU) 2015/2060 provides for the repeal of Council Directive 2003/48/EC generally with effect from January 1, 2016 or, in the case of Austria, from January 1, 2017, in order to avoid overlap with Council Directive 2011/16/EU on administrative cooperation in the field of taxation (as amended by Council Directive 2014/107/EU), pursuant to which EU Member States will be required to apply new measures on mandatory automatic exchange of information.

Investors who are in any doubt as to their position should consult their professional advisors.

UNDERWRITING

Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas and HSBC Securities (USA) Inc. are acting as underwriters of the offering.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of bonds set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Bonds
Banco Bilbao Vizcaya Argentaria, S.A.	€333,334,000
BNP Paribas	€333,333,000
HSBC Securities (USA) Inc.	€333,333,000

Total	€1,000,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the bonds if they purchase any of the bonds.

The underwriters have advised Peru that they propose to first offer the bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After this first public offering, the public offering price may be changed.

BNP Paribas is not a U.S. broker-dealer registered with the Securities and Exchange Commission and therefore may not make sales of any security discussed herein in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BNP Paribas intends to effect sales in the United States or to U.S. persons, BNP Paribas will do so only through BNP Paribas Securities Corp. or one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. laws and regulations.

The following table shows the underwriting fee that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the bonds).

Paid by Peru
Per bond	0.13%

In connection with the offering, Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas and HSBC Securities (USA) Inc. or persons acting on their behalf may purchase and sell bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of bonds in excess of the principal amount of bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of bonds made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the bonds. They may also cause the price of the bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. However, there is no assurance that the stabilizing managers (or persons acting on their behalf) will undertake stabilization action. If the underwriters commence any of these transactions, they may discontinue them at any time, but it must end no later than 30 days after the date on which the Peru received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant bonds. Any stabilization action or over-allotment must be conducted by the relevant stabilizing manager (or persons acting on their behalf) in accordance with all applicable laws and rules.

In the underwriting agreement we have agreed to reimburse the underwriters for certain of their out-of-pocket expenses incurred on our behalf in connection with the offering, if any. We estimate that our share of the total expenses of the offering, excluding underwriting fee, will be approximately U.S.$300,000.

In the underwriting agreement we have also agreed, from the date of this prospectus supplement through the period ending 15 days after the settlement date, to ensure that none of our euro-denominated debt securities (other than debt securities with a maturity of one year or less) are placed or sold in the international capital markets, directly or indirectly on our behalf, in any manner which might, in the reasonable opinion of the underwriters, have a detrimental effect on the successful offering and distribution of the bonds offered hereby, unless the underwriters otherwise agree in writing.

The underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities, as further described in the underwriting agreement.

In connection with the offering, the underwriters are not acting for anyone other than Peru, and will not be responsible to anyone other than Peru for providing the protections afforded to their clients nor for providing advice in relation to the offering.

European Economic Area

This prospectus supplement has been prepared on the basis that any offer of bonds in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of bonds. Accordingly any person making or intending to make an offer in that Member State of bonds which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Peru or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Peru nor the underwriters have authorized, nor do they authorize, the making of any offer of bonds in circumstances in which an obligation arises for Peru or the underwriters to publish or supplement a prospectus for such offer. Neither Peru or the underwriters have authorized, nor do they authorize, the making of any offer of bonds through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the bonds contemplated by this prospectus supplement. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Peru

The offer of the bonds, this prospectus supplement and the bonds have not been, and will not be, registered with the Peruvian Superintendency of Capital Markets (Superintendencia de Mercado de Valores). The offer of the bonds in Peru is not considered a public offering and will not be launched in Peru except in circumstances which do not constitute a public offering or distribution under Peruvian laws and regulations. This notice is for informative purposes and it does not constitute a public offering of any kind.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any bonds may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented, warranted and agreed that:

•	it has only communicated or caused to be communicated, and will only communicate or cause to be communicated any invitation or inducement to engage in investment activities (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of bonds in circumstances in which Peru is not subject to the provisions of Section 21(1) of the FSMA; and

•	it has complied and will comply with all applicable FSMA provisions with respect to anything done by it in relation to the bonds in or from the United Kingdom or otherwise involving the United Kingdom.

Canada

The bonds may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE BONDS

Lazo, De Romaña & Gagliuffi Abogados, Peruvian counsel to Peru, and Simpson Thacher & Bartlett LLP, New York, United States counsel to Peru will pass upon the validity of the bonds for Peru. Shearman & Sterling LLP, New York, United States counsel to the underwriters, will pass upon certain United States legal matters for the underwriters and Miranda & Amado Abogados, Peruvian counsel to the underwriters, will pass upon certain Peruvian legal matters for the underwriters.

GENERAL INFORMATION

Authorization

We have obtained, or will obtain before the issue date, all consents and authorizations that are necessary under Peruvian law for:

•	the issuance of the bonds; and

•	the performance of our obligations under the bonds and the indenture.

In particular, we will issue the bonds under Law No. 30374 (Ley de Endeudamiento del Sector Público para el Año Fiscal 2016) authorizing, among other things, the maximum amount of indebtedness we may incur in the 2016 fiscal year, published on December 6, 2015, Supreme Decree No. 027-2016-EF determining the principal amount of the bonds to be issued, published on February 22, 2016, and Ministerial Resolution No. 050-2016-EF/52 authorizing this prospectus supplement and certain agreements relating to the issuance of the bonds, published on February 22, 2016.

Clearing

Euroclear and Clearstream, Luxembourg have accepted the bonds for clearance through their clearance systems. The clearing reference codes for the bonds are:

ISIN	Common Code
XS1373156618	137315661

Luxembourg

This prospectus supplement, the accompanying prospectus, the indenture and the form of the bonds will be available, free of charge, from the Luxembourg paying agent at its address included on the inside back cover page to this prospectus supplement.

Where You Can Find More Information

We have filed with the SEC a registration statement under the Securities Act covering the bonds. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. We commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with our fiscal year ended December 31, 2014. These reports include certain financial, statistical and other information concerning Peru. We may also file amendments on Form 18-K/A to our annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus supplement and accompanying prospectus relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, the registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Peru’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

Except as disclosed in this prospectus supplement, since September 30, 2015, there has been no material adverse change in the revenues or expenditures, or financial position, of Peru.

PROSPECTUS

The Republic of Peru

Debt Securities

Warrants

Units

Peru may from time to time offer and sell its debt securities, warrants and units in amounts, at prices and on terms to be determined at the time of sale and as provided in one or more supplements to this prospectus. Peru may offer securities with an aggregate principal amount of up to U.S.$3,455,000,000 (or its equivalent in other currencies). The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all other existing and future unsecured and unsubordinated external indebtedness of Peru.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Peru’s external indebtedness issued prior to August 6, 2015, Peru may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually. Debt securities issued by Peru prior to August 6, 2015 were issued pursuant to a fiscal agency agreement and contained different collective action clauses from those applicable to the debt securities to be issued and sold pursuant to this prospectus.

Peru will provide specific terms of the securities to be issued in one or more supplements to this prospectus. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Peru may sell the securities directly, through agents designated from time to time or through underwriters or dealers. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplements carefully before you invest. You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Peru has not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the cover page of those documents.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2015.

Peru is not making an offer of these securities in any jurisdiction where the offer is not permitted. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may be accurate only as of the date of this document.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities that Peru may offer under the “shelf” registration statement it has filed with the U.S. Securities and Exchange Commission, or the SEC. Each time Peru sells some of the securities pursuant to that registration statement, it will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements relating to the securities offered by this prospectus may contain forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements are based on Peru’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Peru undertakes no obligation to update them in light of new information or future events.

Forward-looking statements involve inherent risks. Peru cautions you that many factors could adversely affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings;

•	changes in import tariffs and exchange rates;

•	changes in international commodity prices;

•	recession, low economic growth or economic contraction affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

i

•	contraction of liquidity in the international financial markets and equity, debt and foreign exchange market volatility, which could lead to volatility in Peru, declines in foreign direct and portfolio investment and potentially lower international reserves;

•	international hostilities; and

•	the decisions of international financial institutions, such as the International Monetary Fund, or IMF, the Inter-American Development Bank, or IADB, the International Bank for Reconstruction and Development, or World Bank, and the Andean Development Corporation, or CAF, regarding the terms of their lending or financial assistance to Peru; and

•	internal factors, such as:

•	deterioration in general economic and business conditions in Peru;

•	social, political or military events in Peru;

•	increase in crime rates;

•	natural events, such as climate changes, earthquakes and floods;

•	reduction in foreign currency reserves;

•	reduction in fiscal revenue;

•	reduced levels of foreign direct investment;

•	the ability of the Government to enact key economic reforms;

•	higher domestic debt;

•	increased rates of domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	prevailing Peruvian domestic interest rates.

DATA DISSEMINATION

Peru subscribes to the IMF’s Special Data Dissemination Standard, or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscriber countries to provide schedules indicating the date on which data will be released, referred to as the “Advance Release Calendar.” Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrylist/. Neither Peru nor any agents or underwriters in respect of any issuance of securities related to this prospectus acting on behalf of Peru accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus or any prospectus supplement.

ii

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Peru will use the proceeds from the sale of securities offered by this prospectus for the general purposes of the Government, including, but not limited to, financial investment and the refinancing, repurchasing or retiring of its domestic and external indebtedness. Peru may also issue securities offered by this prospectus in exchange for any of its outstanding securities.

DEBT RECORD

Since the Brady restructuring in 1997, Peru has, except as described below, timely serviced its external debt without default.

Upon completion of the Brady restructuring, Peru ceased paying principal and interest to lenders who did not participate in the restructuring. These lenders included Elliot Associates, L.P., a private investment firm that acquired U.S.$20.0 million in debt issued by Peru. Elliot Associates obtained a U.S.$55.7 million judgment against Peru for non-payment of interest and an attachment of Peru’s funds held at Chase Manhattan Bank of New York that Peru had allocated for interest payments on its Brady Bonds. As a result of the attachment, on September 7, 2000, Peru failed to make a required interest payment of U.S.$80.0 million on the Brady Bonds, even though it had deposited the requisite amount in its account at Chase Manhattan Bank of New York.

On September 26, 2000, Elliot Associates obtained an injunction against the Euroclear System clearing agency that prevented it from receiving or distributing funds provided by Peru to pay interest on the Brady Bonds. The Elliot Associates litigation was settled following the issuance of the injunction against the Euroclear System, and Peru made interest payments on the Brady Bonds on October 4, 2000, within the applicable 30-day grace period. Peru has made all of its debt payments to Elliot Associates in accordance with the terms of the settlement.

Other creditors also failed to participate in the Brady restructuring for reasons that included failure to provide the required documentation and failure to identify the actual holder of the debt to be exchanged. Since the Brady Bond restructuring, Peru has been in default on payments to these creditors. As of December 31, 2011, there were no further scheduled amortizations or interest payments on these debts. None of these creditors has submitted claims against Peru for overdue amounts.

As of the date of this prospectus, Peru is unaware of any other claims filed against it, in Peru or abroad, for overdue debt payments and Peru is not involved in any disputes with its internal or external creditors.

For further information regarding Peru’s indebtedness outstanding as of the date of this prospectus, see Annex A – Republic of Peru: Global Public Sector External Debt filed as part of Exhibit D to Peru’s Annual Report on Form 18-K for the year ended December 31, 2014.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities, warrants and units that Peru may offer. Each time it offers securities, Peru will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Peru will issue the debt securities under an indenture between Peru and the financial institution named therein, as trustee. Whenever Peru issues a series of debt securities, it will attached the indenture pursuant to which the securities are issued as an exhibit to the registration statement of which this prospectus forms a part. The name of the trustee will be set forth in the applicable prospectus supplement relating to the relevant series of debt securities.

The following description summarizes some of the more relevant terms of the debt securities and the indenture pursuant to which the debt securities are to be issued. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the indenture, the prospectus supplement and the forms of debt securities before making your investment decision. Peru will file the indenture (which may be amended from time to time) and the forms of debt securities with the SEC. The debt securities, units or warrants that are issued under the indenture are not and will not be subject to the U.S. Trust Indenture Act of 1939.

In this description of the debt securities, you will see some capitalized terms. These terms have particular legal meanings, which you can find under “—Defined Terms” below.

Overview

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to that series of debt securities. Those terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	if that series of debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, and the interest payment dates and the record dates for these interest payment dates;

•	the maturity date or dates;

•	a description of any index Peru will use to determine the amount of principal, premium or interest payments;

•	the places where and the manner in which principal, interest and other payments will be made;

•	the form of debt security, and, in the case of global securities, the depositary;

•	if that series of debt securities will be guaranteed, the guarantor and whether the guarantee will be partial or full;

•	any mandatory or optional sinking fund provisions;

•	any provisions that will allow Peru to redeem that series of debt securities at its option;

•	any provisions that entitle the holders to early repayment at their option;

•	the currency in which that series of debt securities is denominated and in which Peru will make payments;

•	if other than the law of the State of New York, the law of the governing jurisdiction;

•	the authorized denominations;

•	any additional agreements of Peru and any additional events that give holders of that series of debt securities the right to accelerate the maturity of the debt securities;

•	any terms upon which holders of that series of debt securities may exchange or convert the debt securities;

•	whether that series of debt securities will be listed and, if listed, the stock exchanges on which it will be listed; and

•	any other terms of that series of debt securities that do not conflict with the provisions of the indenture.

Peru may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or into which it will be converted will be described in the prospectus supplement relating to that exchangeable or convertible debt security.

Peru may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. Peru may also issue floating-rate debt securities that are exchangeable for fixed-rate debt securities. Peru will describe the applicable U.S. federal income tax consequences in the prospectus supplements for these offerings.

Peru is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain terms different from those included in the indenture and described in this prospectus.

Status

The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated External Indebtedness. It is understood that this provision will not be construed to require Peru to make payments under the debt securities ratably with payments being made under any other unsecured and unsubordinated External Indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Peru will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

Debt securities in book-entry form will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. Beneficial ownership interests in a global security will only be recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking société anonyme, or Clearstream, Luxembourg.

Payments

Peru will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders. See “—Ownership of Book-Entry Securities” below.

Peru will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Peru will arrange for such payments by wire transfer or by check mailed to the holders at their registered addresses.

If any money that Peru pays to the trustee or any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be returned to Peru. Peru will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Peru’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities (see “—Limitations on Claims” below).

Indenture trustee

The indenture establishes:

•	the obligations of the indenture trustee;

•	the right to indemnification of the indenture trustee;

•	the liability and responsibility, including limitations on liability and responsibility, for actions that the indenture trustee takes; and

•	that the indenture trustee may enter into business transactions with Peru as freely as if it were not the indenture trustee.

Peru may replace the indenture trustee at any time, subject to the appointment of a replacement indenture trustee. In addition, Peru may appoint different indenture trustees for different series of debt securities. Peru may maintain deposit accounts and conduct other banking and financial transactions with the indenture trustee.

Paying Agents; Transfer Agents; Registrar

With respect to any series of debt securities, Peru may appoint paying agents, transfer agents and registrars that will be listed at the back of the applicable prospectus supplement. Peru may at any time appoint additional or replacement paying agents, transfer agents and registrars. Peru will, however, maintain a paying agent in a city in the United States and a registrar in The City of New York for each series of securities until the debt securities of that series are paid.

In addition, so long as required by the rules of the Luxembourg Stock Exchange, Peru will maintain a paying agent and a transfer agent in Luxembourg with respect to any series of debt securities listed on the Luxembourg Stock Exchange. Peru will promptly provide notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with a series of the debt securities.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the prospectus supplement for an offering, the debt securities will not be redeemable before maturity at the option of Peru or repayable before maturity at the option of the holder. Nevertheless, Peru may at any time purchase any of the debt securities at any price in the open market or otherwise. Peru may hold or resell any debt securities it purchases or it may surrender them to the indenture trustee for cancellation. Any debt securities Peru purchases may not be re-issued or resold except in compliance with the Securities Act of 1933, as amended, and other applicable laws.

Replacement, Exchange and Transfer of Debt Securities

Beneficial interests in any global security representing debt securities may be exchanged for physical debt securities only in the circumstances described under “Book Entry; Delivery and Form” below. If Peru issues physical debt securities, holders may present their debt securities for exchange with debt securities of a different authorized denomination, together with a written request for an exchange, at the office of the indenture trustee in The City of New York, or at the office of any paying agent. In addition, holders may transfer their physical debt securities in whole or in part by surrendering them, together with an executed instrument of transfer, at any of those offices. Peru will not charge holders for the costs and expenses for the exchange, transfer or registration of transfer of the debt securities. Peru may, however, charge holders for applicable stamp duty, tax or other governmental charges.

If a physical debt security becomes mutilated, defaced, destroyed, lost or stolen, Peru may issue, and the indenture trustee will authenticate and deliver, a substitute debt security in replacement. In each case, the affected holder will be required to furnish to Peru, the indenture trustee and any other parties Peru specifies an indemnity under which the affected holder agrees to pay Peru, the indenture trustee and the other specified parties for any losses they may suffer relating to the debt security that was mutilated, defaced, destroyed, lost or stolen. Peru and the indenture trustee may also require that the affected holder present other documents and proof. The affected holder will be required to pay all expenses and reasonable charges for the replacement of the mutilated, defaced, destroyed, lost or stolen debt security.

Additional Amounts

Peru will pay all principal and interest on the debt securities without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru or by any political subdivision of or taxing authority in Peru, except as required by law. If Peru is required by law to make any such withholding or deduction, it will pay such additional amounts as may be necessary to ensure that the net amounts receivable by the holders of the affected debt securities after such withholding or deduction shall equal the amount that would have been receivable in respect of such debt securities in the absence of such withholding or deduction.

Peru will not, however, pay any additional amounts if a holder is subject to withholding or deduction due to one of the following reasons:

•	that holder has some connection with Peru other than merely holding the debt security or receiving principal or interest on any debt security;

•	that holder has not complied with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Peru, or any political subdivision of or taxing authority in Peru, of the holder of the debt security or any interest in or rights in respect of the debt security, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law or any international treaty in effect, as a precondition to exemption from or reduction in the deduction or withholding; or

•	the holder has not presented its debt security for payment within 30 days after Peru first made a principal or interest payment available on that debt security, except to the extent that the holder would have been entitled to such additional amounts on presenting such debt security for payment on the last day of such period of 30 days.

Defined Terms

The following definitions are used in the debt securities:

•	“External Indebtedness” means obligations of, or guaranteed, whether by contract, statute or otherwise, by Peru for borrowed money or represented by bonds, debentures, notes or similar instruments denominated or payable, or which, at the option of the holder, may be payable in a currency other than the currency of Peru or by reference to a currency other than the currency of Peru, other than any such obligations originally issued or incurred within Peru.

•	“Public External Indebtedness” means any External Indebtedness that (a) is in the form of, or represented by, bonds, notes or other securities that are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market, including, without limitation, securities for resale under Rule 144A under the Securities Act, or any successor law or regulation of similar effect, and (b) has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Peru to a period in excess of one year.

•	“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project if the person or persons providing that financing expressly agree to limit their recourse to the project financed and the revenues derived from that project as the principal source of repayment for the funds advanced.

•	“Security Interest” means any security interest, including, without limitation, any lien, pledge, mortgage, deed of trust or charge, or any encumbrance or preferential arrangement that has the practical effect of constituting a security interest.

Negative Pledge

While any of the debt securities are outstanding, Peru will not create or allow any Security Interest to be placed on or any part of its present or future revenues or assets to secure Public External Indebtedness, unless Peru creates or allows a Security Interest on the same terms for its obligations under the debt securities. Peru may, however, create or allow:

•	Security Interests created before November 21, 2003;

•	Security Interests securing Public External Indebtedness incurred in connection with a Project Financing, provided that the Security Interest is solely in assets or revenues of the project for which the Project Financing was incurred;

•	Security Interests securing Public External Indebtedness Peru incurred or assumed to finance or refinance the acquisition of the assets in which those Security Interests have been created or allowed and any Security Interests existing on those assets at the time of their acquisition;

•	Security Interests securing Public External Indebtedness arising in the ordinary course to finance export, import or other trade transactions, and in which Public External Indebtedness matures, after giving effect to all renewals and refinancing thereof, not more than one year after the date on which that Public External Indebtedness was originally incurred;

•	Security Interests securing Public External Indebtedness that, together with all other Public External Indebtedness secured by Security Interests, excluding Public External Indebtedness secured by other permitted Security Interests, does not exceed U.S.$25,000,000 in aggregate principal amount, or its equivalent in other currencies;

•	Security Interests arising by operation of a currently existing law in connection with Public External Indebtedness, including, without limitation, any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, in each case deposited with or delivered to those financial institutions in the ordinary course of the depositor’s activities;

•	Security Interests issued upon surrender or cancellation of Par Bonds or the principal amount of any Public External Indebtedness outstanding as of June 5, 1996, in each case, to the extent that the Security Interest is created to secure Public External Indebtedness on a basis comparable to the Par Bonds;

•	Security Interests on shares of, or other assets of, any present or former Peruvian public sector entity created or granted by Peru in connection with, or in anticipation of, the privatization of that entity; and

•	any renewal or extension of any of the Security Interests stated above.

Default; Acceleration of Maturity

Unless otherwise specified in the prospectus supplement for an offering, each of the following events is an event of default under any series of debt securities:

(1) Non-Payment:

•	Peru fails to pay for 30 days principal on that series of debt securities when due; or

•	Peru fails to pay for 30 days interest on that series of debt securities when due; or

(2) Breach of Other Obligations: Peru fails to perform any other obligation under that series of debt securities and that failure is incapable of remedy or is unremedied within 60 days after the indenture trustee has given written notice to Peru; or

(3) Cross Default: Peru fails to make any payment when due in respect of:

•	External Indebtedness outstanding as of November 21, 2003; and

•	Public External Indebtedness (other than such indebtedness that constitutes guarantees by Peru);

in each case, in an aggregate principal amount greater than U.S.$25,000,000, or its equivalent in any other currency, and that failure continues beyond the applicable grace period or waiver; or

(4) Cross Acceleration: an acceleration of the maturity of:

•	External Indebtedness outstanding as of November 21, 2003; and

•	Public External Indebtedness;

in an aggregate principal amount in excess of U.S.$25,000,000, or its equivalent in any other currency; or

(5) Moratorium: Peru declares a general suspension of payments or a moratorium on payment of all or a portion of its External Indebtedness that does not expressly exclude from such moratorium the debt securities of the applicable series; or

(6) Validity:

•	Peru contests the validity of, or its obligations under, that series of debt securities or, to the extent adversely affecting that series of debt securities, the indenture; or

•	Peru denies any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the indenture; or

•	any constitutional provision, treaty, law, regulation, decree, or other official pronouncement of Peru, or any final decision by any court in Peru having jurisdiction, renders it unlawful for Peru to pay any amount due on that series of debt securities or to perform any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the indenture; or

(7) Judgments: any writ, execution, attachment or similar process is levied against all or any substantial part of Peru’s assets in connection with any judgment for the payment of money exceeding U.S.$25,000,000, or its equivalent in any other currency, and Peru fails to satisfy or discharge that judgment, or adequately bond, contest in good faith or receive a stay of execution or continuance in respect of that judgment, within a period of 120 days; or

(8) Membership in the IMF: Peru fails to maintain its membership in, and its eligibility to use the general resources of, the IMF, and such failure shall continue for a period of 60 days.

If any of the events of default described above occurs and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity for the benefit of the trustee that is satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series of debt securities. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of any series may waive any existing defaults, and rescind or annul a declaration of acceleration on behalf of all holders of debt securities of that series if:

•	following the declaration that the debt securities of that series are immediately due and payable, Peru deposits with the indenture trustee a sum sufficient to pay all overdue installments of principal, interest and other amounts in respect of the debt securities of that series (other than principal due by virtue of the acceleration upon the event of default), as well as the reasonable fees and compensation of the indenture trustee; and

•	all other events of default (other than the non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Collective Action Clauses

Any series of debt securities issued under this prospectus will contain provisions regarding acceleration and voting on amendments, modifications and waivers that differ from the provisions governing the series of debt securities issued by Peru prior to August 6, 2015. The provisions described in this prospectus will govern any series of debt securities Peru will issue under this prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Peru may amend certain key terms of the debt securities of a series, including the maturity date, amounts payable and other payment terms, with the consent of fewer than all the holders of debt securities of the relevant series. These collective action clauses are described below.

Meetings, Amendments and Waivers — Collective Action

Peru may call a meeting of the holders of debt securities of a series at any time to consider any matter regarding the indenture or the debt securities of the series. Peru will determine the time and place of the meeting and will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Peru or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Peru or the trustee (with a copy to Peru) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Peru will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Peru will set the procedures governing the conduct of the meeting and if additional procedures are required, Peru will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. The trustee will solicit the consent of the relevant holders to the modification not less than ten and not more than 30 days before the expiration date for the receipt of such consents as specified by the trustee.

The holders may generally approve any proposal by Peru to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Peru that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate applicable to the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Peru’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable” or “reserved matter modification”;

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Peru or of any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification (but does not modify the terms of any other series of debt securities issued under the indenture);

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Peru may select, in its discretion, any modification method for a reserved matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more series of debt securities issued under the FAA (as defined below) are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

For so long as any series of debt securities issued under the fiscal agency agreement, dated as of February 6, 2003, between Peru and The Bank of New York (as successor to JPMorgan Chase Bank), as fiscal agent, principal paying agent and registrar (as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated November 21, 2003 and Amendment No. 2 to the Fiscal Agency Agreement dated October 14, 2004, the “FAA”) (the securities issued under the FAA, “FAA debt securities”) is outstanding, if Peru certifies to the trustee under the indenture and to the fiscal agent under the FAA that a cross-series modification under the indenture is being sought simultaneously with an “FAA reserve matter modification”, the FAA debt securities affected by such FAA reserve matter modification shall be treated as “series affected by that proposed modification” as that phrase is used in the indenture (as described in the preceding paragraphs); provided, however, that if Peru seeks a cross-series modification with single aggregated voting, the holders of any series of FAA debt securities affected by the FAA reserve matter modification must have been invited to exchange, convert or substitute such FAA debt securities for either (x) the same new instruments or other consideration as the holders of debt securities of each affected series of debt securities for which consent to the cross-series modification is sought or (y) new instruments or other consideration from an identical menu of instruments or other consideration as the holders of debt securities of each affected series of debt securities for which consent to the cross-series modification is sought.

It is Peru’s intention that in such circumstances, the votes of the holders of the affected FAA debt securities be counted for purposes of the voting thresholds specified in the indenture for the applicable cross-series modification as if those FAA debt securities had been affected by that cross-series modification although the holders of any bonds will be deemed to have acknowledged and agreed that the effectiveness of any modification, as it relates to the FAA debt securities, shall be governed exclusively by the terms and conditions of those FAA debt securities and by the FAA and shall not be binding upon holders of the FAA debt securities unless such modification would otherwise have been effective under the FAA; provided that no such cross series modification shall be effective unless such modification shall have also been effective with respect to the holders of the FAA debt securities under the FAA.

“FAA reserve matter modification,” as referred to above, means any modification to the terms and conditions of one or more series of the FAA debt securities, pursuant to the FAA.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Peru will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Peru’s economic and financial circumstances that are in Peru’s opinion relevant to the request for the proposed modification, a description of Peru’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•	if Peru shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Peru’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Peru is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities held by Peru or any public sector instrumentality of Peru or by a corporation, trust or other legal entity that is controlled by Peru or a public sector instrumentality will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction under the indenture, the debt security is held by Peru or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Peru or a public sector instrumentality, except that (x) debt securities held by Peru or any public sector instrumentality of Peru or by a corporation, trust or other legal entity that is controlled by Peru or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Peru or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Peru, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Peru and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Peru’s covenants for the benefit of the holders;

•	surrendering any of Peru’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Peru and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting, in the opinion of the trustee, a manifest error of a formal, minor or technical nature.

Notices

Notices will be mailed to holders at their registered addresses and will be deemed to have been given on the date of mailing. All notices to holders will be published, if and so long as the debt securities are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg. If publication is not practicable, notice will be validly given if made in accordance with the rules of the Luxembourg Stock Exchange.

Further Issues

Without the consent of the holders of the debt securities, Peru may issue additional debt securities with the same terms and conditions as an outstanding series of debt securities, except for the issue date, issue price and amount of first interest payment, and Peru may consolidate the additional debt securities to form a single series with an outstanding series of debt securities.

Warrants

If Peru issues warrants, it will describe their specific terms in a prospectus supplement, and Peru will file a warrant agreement or amendment to the indenture and form of warrant with the SEC. The following description summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Peru may issue warrants or other similar securities, either separately or together with any debt securities, that would entitle the holder to purchase debt securities or obligate Peru to repurchase or exchange debt securities. If Peru issues any warrants, each issue of warrants will be issued under a warrant agreement between Peru and a bank or trust company, which may be the indenture trustee, as warrant agent. The warrant agent will act solely as the agent of Peru in connection with the warrants of an issue and will not assume any obligation or relationship of agency for or with the holders or beneficial owners of warrants. The applicable prospectus supplement will include some or all of the following terms relating to an issue of warrants or other similar securities:

•	the initial offering price;

•	the currency required to purchase the warrants;

•	the title and terms of the debt securities or other consideration that the holders will receive on exercise of their warrants;

•	the principal amount of debt securities or amount of other consideration that the holders will receive on exercise of their warrants;

•	the principal amount and kind of debt securities that the holders may obligate Peru to purchase or exchange if the holders exercise their warrants and the purchase price of those debt securities;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants and the dates on which the holders can exercise their warrants;

•	whether and under what conditions Peru may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants, and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable for another form and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants that do not conflict with the provisions of the indenture.

The warrants will be direct, unconditional and unsecured obligations of Peru and will not constitute indebtedness of Peru.

Units

Peru may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security comprising that unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description does not, and any description of units in the applicable prospectus supplement will not, purport to be complete and they are subject to and are qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to those units.

Limitation on Claims

To the extent permitted by law, claims against Peru for the payment of principal of, or interest or other amounts due on, the debt securities (including additional amounts) will become void unless made within ten years of the date on which that payment first became due.

Jurisdiction, Consent to Service and Enforceability

Peru is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize judgments of the courts of the United States or elsewhere against Peru. Furthermore, it may be difficult for you to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Peru.

In connection with any legal action against Peru or its properties, assets or revenues arising out of or relating to the indenture or any debt securities or warrants, to which we refer in this prospectus as a “related proceeding,” Peru will:

•	submit to the exclusive jurisdiction of any New York State or U.S. federal court sitting in New York City, and any appellate court thereof;

•	agree that all claims in respect of any related proceeding may be heard and determined in such New York State or U.S. federal court;

•	agree that any judgment obtained in such New York State or U.S. federal court arising out of a related proceeding may be enforced or executed in any other court of competent jurisdiction;

•	agree that any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction by means of a suit on the judgment or in any other manner provided by law;

•	consent to and waive, to the fullest extent permitted by law, any objection that it may have to the laying of venue of any related proceeding brought in such New York State or U.S. federal court or to the laying of venue of any legal action brought solely for the purpose of enforcing or executing a related judgment in such New York State or U.S. federal court or any other courts;

•	waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of a related proceeding or any such legal action in any such court; and

•	appoint CT Corporation System, presently located at 111 Eighth Avenue, 13th Floor, New York, New York, as its process agent and maintain at all times an agent with offices in New York to act as its process agent.

In order to enforce or execute any judgment ordering any payment by Peru, Peruvian courts will require that payment to be included in the corresponding annual budget laws.

The process agent will receive on behalf of Peru and its property service of all writs, process and summonses in any related proceeding or any suit, action or proceeding to enforce or execute any related judgment brought against it in any New York State or U.S. federal courts sitting in New York City. Failure of the process agent to give any notice to Peru of any such service of process shall not impair or affect the validity of that service or of any judgment based thereon. Nothing in the indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

To the extent that Peru or any of its revenues, assets or properties may be entitled to any sovereign or other immunity under any law, Peru will not claim and will waive that immunity to the fullest extent permitted by the laws of such jurisdiction. This waiver covers Peru’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and attachment in aid, but does not extend to the attachment of revenues, assets and property of Peru located in Peru, unless permitted under Peruvian law. Additionally, under Peruvian law, Peru’s waiver of immunity will not extend to property that is:

•	used by a diplomatic or consular mission of Peru;

•	of a military character and under the control of a military authority or defense agency of Peru;

•	public property;

•	shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of those shares, to the extent those shares or revenues are exempt by Peruvian law from attachment or execution; or

•	funds deposited in Peru’s accounts held in the Peruvian financial system.

Peru, however, reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under U.S. federal securities laws or any state securities law, and its submission to jurisdiction, appointment of CT Corporation as its agent for service of process and waiver of immunity do not include these actions. Without an effective waiver of immunity by Peru with respect to those actions, it would be impossible to obtain a U.S. judgment in such an action against Peru unless a court were to determine that Peru is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to that action. In addition, even if a U.S. judgment could be obtained in action under the Foreign Sovereign Immunities Act of 1976, it may not be possible to enforce in Peru a judgment based on that U.S. judgment.

Generally, Peru will also consent for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process.

Governing Law

The indenture and, unless otherwise provided in the prospectus supplement for an offering, any warrant agreement, as well as any debt securities, warrants or units, will be governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution by Peru will be governed by the laws of Peru. Notwithstanding any reserved matter modification, all matters related to the consent of holders and to modifications of the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York.

Book-Entry; Delivery and Form

The DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Peru nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Peru nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Peru may issue debt securities, warrants or units in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Peru refers to the intangible securities represented by a global security as “book-entry” securities.

When Peru issues book-entry securities, it will deposit the applicable global security with a clearing system. The global security will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Peru and the trustee will only be to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Peru and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Peru to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Peru or the trustee.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to receive physical delivery of the securities in certificated form or have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities

The following description reflects Peru’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in book-entry securities where Euroclear and Clearstream, Luxembourg hold securities through their respective depositaries at DTC. These systems could change their rules and procedures at any time.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of book- entry securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Peru will only issue securities in certificated form in exchange for book-entry securities represented by a global security if:

•	the depositary notifies Peru that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Peru does not appoint a successor depositary or clearing agency within 90 days;

•	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Peru elects not to have the securities of a series represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, apparently destroyed, lost or stolen, Peru may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Peru and to the trustee an indemnity under which it will agree to pay Peru, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, apparently destroyed, lost or stolen. Peru and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, apparently destroyed, lost or stolen security.

If Peru issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Peru will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Peru may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment or principal of, or premium or interest on the securities.

TAXATION

Peru Taxation

The following is a general summary of the material consequences under Peruvian tax law, as currently in effect, of an investment by a “foreign holder” in debt securities issued by Peru. For this purpose, “foreign holder” means either: (i) an individual who is neither a resident nor domiciled in Peru or (ii) a legal entity that is not incorporated under the laws of Peru, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Peru. For purposes of Peruvian taxation, an individual holder is deemed a resident of Peru if he or she has remained in Peru for more than 183 days within any 12-month period.

Peruvian income tax law establishes that a foreign holder is subject to income tax only on income from Peruvian sources. For this purpose, income from a Peruvian source means: (i) earnings from capital, interest, commissions, bonuses and other additional sums to the agreed interest for loans, credits or other financial operations, when capital is located or economically used in Peru, or when the payer is domiciled in Peru; (ii) earnings obtained by the sale, redemption or recovery of bonds, when the issuing entity is organized or established in Peru; and (iii) interest from debentures, when the issuing entity is organized in Peru, regardless of the location of the issuance or the security for such debentures. A foreign holder of debt securities generally will not be liable for estate, gift, inheritance or similar taxes with respect to such debt securities.

Under Peruvian income tax law, interest and capital gains originating from the following instruments are not subject to any withholding tax or income tax: (i) installments of the Public Treasury issued by the Republic of Peru; or (ii) debt securities issued by the Republic of Peru either (a) under the Market Makers Program or under any substitute mechanism that may replace it, or (b) in the international market from 2003 onwards; or (iii) obligations of the Central Reserve Bank of Peru, except those originating from reserve deposits of credit granting institutions; or (iv) the direct or indirect alienation of the underlying securities in Exchange Traded Funds which replicate indexes based on national investment instruments, when said alienation takes place for (a) the creation of Exchange Traded Funds, or (b) the cancellation of Exchange Traded Funds, or (c) the managing of Exchange Traded Funds’ assets.

United States Federal Income Tax Considerations For United States Persons

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of debt securities as of the date hereof. Except where noted, this summary deals only with debt securities that are held as capital assets by a U.S. holder (as defined below).

A “U.S. holder” means a beneficial owner of a debt security that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxation and does not deal with foreign, state, or local or other tax considerations that may be relevant to U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for United States federal income tax purposes, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the debt securities as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of the debt securities whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any;

•	the Medicare contribution tax on net investment income; or

•	any estate or gift tax consequences.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, you should consult your own independent tax advisors.

If you are considering the purchase of debt securities, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the debt securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

The discussion below assumes that all debt securities issued will be classified for United States federal income tax purposes as indebtedness of Peru and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. The specific terms of an offering of debt securities may also raise United States federal income tax considerations in addition to those described below. For example, this discussion does not describe the tax treatment of convertible debt securities or debt securities denominated in or determined by reference to a currency other than the U.S. dollar. A description of any such considerations, or certain United States federal income tax considerations related to the offering of warrants or units, will be provided in the applicable prospectus supplement.

Payments of Interest

Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes. In addition to interest on the debt securities (which includes any Peruvian tax withheld from the interest payments you receive), you will be required to include in income any additional amounts paid in respect of such Peruvian tax withheld. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest income (including any additional amounts) on a debt security generally will be considered foreign source income and, for purposes of the United States foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the debt securities where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Original Issue Discount

If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income (as ordinary income) in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be issued with OID (an “original issue discount debt security”).

A debt security with an “issue price” that is less than the stated redemption price at maturity (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, or in the case of an amortizing debt security, the weighted average maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, a rate based on one or more interest indices.

We will give you notice in the applicable prospectus supplement when we determine that a particular debt instrument will bear interest that is not qualified stated interest.

If you own a debt instrument issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own original issue discount debt securities with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs.

The amount of OID that you must include in income if you are the initial U.S. holder of an original issue discount debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•	the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security (other than qualified stated interest). Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than certain exempt holders.

Debt securities that provide for a variable rate of interest and that meet certain other requirements (“floating rate debt securities”) are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

The discussion above generally does not address debt securities providing for contingent payments. You should carefully examine the applicable prospectus supplement regarding the United States federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments.

You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You should consult with your own tax advisors about this election.

Short-Term Debt Securities

In the case of debt securities having a term of one year or less (“short-term debt securities”), all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method U.S. holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. U.S. holders that report income for United States federal income tax purposes on the accrual method and certain other U.S. holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount

If you purchase a debt security for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount debt security, its adjusted issue price), the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security. You may elect, on a security-by-security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. Special rules limit the amortization of premium in the case of convertible debt instruments. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security.

Sale, Exchange and Retirement of Debt Securities

Your adjusted tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued but unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the debt security. Except as described above with respect to certain short-term debt securities or with respect to market discount, and with respect to contingent payment debt instruments, which this summary generally does not discuss, such gain or loss will be capital gain or loss. Gain or loss realized by you on the sale, exchange, retirement or other disposition of a debt security will generally be treated as United States source gain or loss. Capital gains of non-corporate holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to certain payments of principal, interest (including OID) and premium paid on debt securities and to the proceeds of the sale of a debt security paid to you (unless you are an exempt recipient). Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Overview

Peru may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement for an offering will describe the following:

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Peru from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions and other items constituting agents’ compensation;

•	any initial public offering price of the securities;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which those securities may be listed.

If Peru uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Peru may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

In compliance with guidelines of the Financial Industry Regulatory Authority (FINRA), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered by this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Peru may also sell the securities directly to the public or through agents. Unless otherwise specified in the applicable prospectus supplement, any agent will act on a reasonable best efforts basis for the period of its appointment.

Peru may authorize agents, underwriters or dealers to solicit offers by some institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Peru may offer the securities to holders of other securities issued or guaranteed by Peru in payment for Peru’s purchase or exchange of the other securities, including as part of a reprofiling of Peru’s public debt. Peru may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This kind of offer may be in addition to sales of the same securities using the methods described above.

Peru may agree to indemnify any agents and underwriters against some liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from Peru for payments they may make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Peru in the ordinary course of business.

Non-U.S. Offerings

Peru will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to some exceptions, Peru cannot offer, sell or deliver these securities within the United States or to U.S. persons. When Peru offers or sells securities outside the United States, each underwriter, dealer or agent will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter, dealer or agent will agree that:

•	it has not offered or sold or solicited offers to purchase, and will not offer or sell or solicit offers to purchase, any of these unregistered securities within the United States, except under Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on it or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of Peru or one of its agencies or instrumentalities relies on the authority of that publication as a public official document of Peru. All other information in this prospectus, other than that included in “Plan of Distribution” above, is included as a public official statement made on the authority of Peru.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement, will provide opinions regarding the validity of the securities:

•	For Peru:

•	Simpson Thacher & Bartlett LLP, New York counsel to Peru, and

•	General Counsel of the Ministry of Economy and Finance or such other Peruvian counsel to Peru named in the applicable prospectus supplement.

•	For the underwriters, if any:

•	United States counsel to the underwriters named in the applicable prospectus supplement, and

•	Peruvian counsel to the underwriters named the applicable prospectus supplement.

As to all matters of Peruvian law, United States counsel to the underwriters may rely on the opinion of Peruvian counsel to the underwriters named in the applicable prospectus supplement. As to all matters of United States law, Peruvian counsel to the underwriters named in the applicable prospectus supplement may rely on the opinion of the United States counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The authorized representative of Peru in the United States is Maria Teresa Merino de Hart, Consulate General of Peru, whose address is 241 East 49th Street, New York, New York 10017.

WHERE YOU CAN FIND MORE INFORMATION

Peru has filed with the SEC under the Securities Act a registration statement, of which this prospectus forms a part, covering the securities, warrants and units. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If Peru has filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Peru is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Peru commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2014. These reports include certain financial, statistical and other information concerning Peru. Peru may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Peru’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Peru to incorporate by reference some information that Peru files with the SEC. Incorporated documents are considered part of this prospectus. Peru can disclose important information to you by referring you to those documents. The following documents, which Peru has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and to any accompanying prospectus supplement:

•	Peru’s annual report on Form 18- K for the year ended December 31, 2014 filed with the SEC on July 15, 2015;

•	Amendment No. 1 filed on Form 18-K/A on August 6, 2015, to the 2014 annual report;

•	Amendment No. 2 filed on Form 18-K/A on August 18, 2015, to the 2014 annual report;

•	Any amendment on Form 18-K/A to the 2014 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Peru files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Ministerio de Economía y Finanzas del Perú

Jr. Junín 319

Cercado de Lima, Lima, Perú

Attention: Director General Director of the General Directorate of Public Indebtedness and Treasury

Facsimile: +51 1 626 9921

Telephone: +51 1 311 5931

THE ISSUER

Republic of Peru

Ministerio de Economía y Finanzas del Perú

Jr. Junín No. 319

Lima, Peru

Attn: General Director of the General Directorate of

Public Indebtedness and Treasury

Facsimile: +51 1 626-9921

Telephone: +51 1 311-5931

TRUSTEE	LUXEMBOURG PAYING AGENT, LUXEMBOURG TRANSFER AGENT AND LUXEMBOURG LISTING AGENT
The Bank of New York Mellon 101 Barclay Street, 7 East New York, New York 10286 United States of America Attention: International Corporate Trust Facsimile: +1 212 815 5603	The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building – Polaris 2-4 rue Eugene Ruppert L-2453 Luxembourg Luxembourg Facsimile: +1352 2452-4204 Attention: International Corporate Trust
PAYING AGENT, REGISTRAR AND TRANSFER AGENT
The Bank of New York Mellon, London Branch One Canada Square London E14 5AL Attention: Corporate Trust Administration Facsimile: +44 1202 689600

LEGAL ADVISORS

To the Republic of Peru in respect of U.S. Law	To the Global Coordinators and Bookrunners in respect of U.S. Law
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 United States of America	Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States of America
To the Republic of Peru in respect of Peruvian Law	To the Global Coordinators and Bookrunners in respect of Peruvian Law
Lazo, De Romaña & Gagliuffi Abogados Av. Pardo y Aliaga No, 699, Piso 8 San Isidro, Lima Peru	Miranda & Amado Abogados Av. Larco No. 1301, Piso 20 Miraflores, Lima Peru

Republic of Peru